Exhibit 2.1

SEPARATION AND DISTRIBUTION AGREEMENT

by and between

COMPOSECURE, INC.

and

RESOLUTE HOLDINGS MANAGEMENT, INC.

Dated as of _____, 2025

i

ii

Section 11.12	Publicity	43
Section 11.13	Expenses	43
Section 11.14	Headings	43
Section 11.15	Survival of Covenants	43
Section 11.16	Waivers of Default	44
Section 11.17	Amendments	44
Section 11.18	Interpretation	44

Schedules:

Schedule 1.01(a)	SpinCo Assets
Schedule 1.01(b)	SpinCo Employees
Schedule 7.02(d)	SpinCo Individual Agreements

iii

SEPARATION AND DISTRIBUTION AGREEMENT, dated as of _____, 2025, by and between CompoSecure, Inc., a Delaware corporation (“Parent”), and Resolute Holdings Management, Inc., a Delaware corporation and indirect wholly owned Subsidiary of Parent (“SpinCo”). Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in Article I.

R E C I T A L S

WHEREAS, the board of directors of Parent (the “Parent Board”) has determined that it is advisable and in the best interests of Parent and its stockholders for Parent to establish a management business to be conducted by SpinCo and subsequently spin off SpinCo, as an independent publicly traded company, in the manner contemplated by this Agreement;

WHEREAS, in connection with the Spin-Off, it is contemplated that: (a) Parent will cause CompoSecure Holdings, L.L.C., a Delaware limited liability company and direct wholly owned Subsidiary of Parent (the “Company”), to enter into a management agreement with SpinCo, substantially in the form attached as an exhibit to the Form 10 (the “Management Agreement”), pursuant to which SpinCo will become responsible for managing the Company’s day-to-day business and operations and overseeing the Company’s strategy, subject to and in accordance with the terms set forth therein; (b) Parent will enter into a letter agreement with SpinCo, substantially in the form attached as an exhibit to the Form 10 (the “Letter Agreement”), to support the Company’s performance of its duties and obligations under the Management Agreement, subject to and in accordance with the terms set forth therein;

WHEREAS, upon and subject to the terms of this Agreement: (a) Parent will (i) contribute, convey, sell or otherwise transfer (or cause its Subsidiaries to contribute, convey, sell or otherwise transfer) the SpinCo Assets and (ii) transfer (or cause its Subsidiaries to transfer) the SpinCo Employees to SpinCo in exchange for (A) the assumption by SpinCo of the SpinCo Liabilities, (B) the issuance by SpinCo to the Company of shares of SpinCo Common Stock and (C) following such issuance of shares of SpinCo Common Stock, the distribution by the Company to Parent of all shares of SpinCo Common Stock then held by the Company (this clause (a), collectively, the “Pre-Distribution Transactions”); and (b) immediately following the Pre-Distribution Transactions, Parent will distribute, on a pro rata basis, to holders of shares of Parent Common Stock on the Record Date all of the outstanding shares of SpinCo Common Stock (the “Distribution” and, together with the Pre-Distribution Transactions, collectively, the “Spin-Off”);

WHEREAS, SpinCo has been incorporated solely for these purposes and has not engaged in activities except in preparation for the Spin-Off;

WHEREAS, Parent and SpinCo have prepared, and SpinCo has filed with the Commission, the Form 10, which includes the Information Statement and sets forth certain disclosures concerning SpinCo and the Distribution; and

WHEREAS, it is appropriate and desirable to set forth the principal transactions required to effect the Spin-Off, certain other agreements that will govern the relationship of Parent and its Subsidiaries and SpinCo following the Distribution and certain matters relating to the allocation of rights and obligations under this Agreement and the Ancillary Agreements in connection with the Spin-Off.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01      Definitions. For the purposes of this Agreement, the following terms shall have the following meanings:

“Action” means any claim, complaint, petition, hearing, charge, demand, action, suit, countersuit, arbitration, inquiry, audit, assessment, proceeding or investigation by or before any Governmental Authority, including any Government Investigation.

“Adversarial Action” means (i) an Action by one or more members of the Parent Group, on the one hand, against one or more members of the SpinCo Group, on the other hand, or (ii) an Action by one or more members of the SpinCo Group, on the one hand, against one or more members of the Parent Group, on the other hand.

“Affiliate” of any Person means a Person that controls, is controlled by or is under common control with such Person. As used herein, “control” of any entity means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such entity, whether through ownership of voting securities or other interests, by Contract or otherwise; provided that it is acknowledged and agreed that (i) members of the Parent Group shall not be deemed to be Affiliates of the SpinCo Group, (ii) members of the SpinCo Group shall not be deemed to be Affiliates of the Parent Group and (iii) if, after the Distribution Effective Time, SpinCo enters in one or more additional management agreements with any Person (other than any member of the Parent Group), such Person(s) party to such management agreement(s) shall not be deemed Affiliate(s) of the SpinCo Group.

“Agent” means the distribution agent appointed by Parent to distribute to the Record Holders, pursuant to the Distribution, the shares of SpinCo Common Stock held by Parent immediately following the Pre-Distribution Transactions.

“Agreement” means this Separation and Distribution Agreement, including the Schedules hereto.

“Ancillary Agreements” means the Management Agreement, the Letter Agreement, the U.S. State and Local Tax Sharing Agreement and any other instruments, assignments, documents and agreements executed or to be executed between one or more members of the Parent Group, on the one hand, and SpinCo, on the other hand, in each case in connection with the implementation of the transactions contemplated by this Agreement.

“Assets” means all assets, Contracts, properties and rights of every kind and nature (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), whether real, personal or mixed, tangible or intangible, or accrued or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person.

“Benefit Plan” means any Contract, agreement, policy, practice, program, plan, trust, commitment or arrangement providing for benefits, perquisites or compensation of any nature from an employer to any Employee or Former Employee, or to any family member, dependent, or beneficiary of any such Employee or Former Employee, including cash or deferred arrangement plans, profit-sharing plans, post-employment programs, pension plans, supplemental pension plans, welfare plans, stock purchase, and Contracts, agreements, policies, practices, programs, plans, trusts, commitments and arrangements providing for terms of employment, fringe benefits, severance benefits, change-in-control protections or benefits, life, accidental death and dismemberment, disability and accident insurance, tuition reimbursement, adoption assistance, travel reimbursement, vacation, sick, personal or bereavement days, leaves of absences and holidays; provided, however, that the term “Benefit Plan” does not include any government-sponsored benefits, such as workers’ compensation, unemployment or any similar plans, programs or policies or Individual Agreements.

“Business Day” means any day except a Saturday, a Sunday or a day on which banking institutions in New York, New York are not required to be open.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the U.S. Securities and Exchange Commission.

“Company” has the meaning set forth in the Recitals hereof.

“Consents” means any consents, waivers, authorizations, ratifications, permissions, exemptions or approvals from or to any Person.

“Contract” means any oral or written contract, agreement or other legally binding instrument, including any note, bond, mortgage, deed, indenture, commitment, lease, sublease, license, sublicense or joint venture agreement.

“Dispute” has the meaning set forth in Section 11.02.

“Dispute Notice” has the meaning set forth in Section 11.02.

“Distribution” has the meaning set forth in the Recitals hereof.

“Distribution Date” means the date, determined by Parent in accordance with Section 4.03, on which the Distribution occurs.

“Distribution Effective Time” means [●] Eastern Time, or such other time as Parent may determine, on the Distribution Date.

“Distribution Ratio” shall have the meaning set forth in Section 4.01(b).

“Dual-Role Director” means each Person who serves as a director on each of the Parent Board and the SpinCo Board at any time on or after the Distribution.

“Employee” means any Parent Group Employee or SpinCo Employee.

“Exchange” means the Nasdaq Capital Market.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, together with the rules and regulations promulgated thereunder.

“First Post-Distribution Report” has the meaning set forth in Section 11.12.

“Form 10” means the registration statement on Form 10 filed by SpinCo with the Commission to effect the registration of SpinCo Common Stock pursuant to the Exchange Act in connection with the Distribution, as such registration statement may be amended or supplemented from time to time.

“Former Employees” means any individual who is a former employee of the Parent Group as of the Distribution Date.

“Governmental Approvals” means any notices, reports or other filings given to or made with, or any Consents, registrations or permits obtained from, any Governmental Authority.

“Governmental Authority” means any federal, state, local, foreign, international or multinational government, political subdivision, governmental, quasi-governmental authority of any nature (including any department, commission, board, bureau, agency, court or tribunal) or other body exercising legislative, judicial, regulatory, administrative or taxing authority, arbitral body or official of any of the foregoing.

“Government Investigation” means any inquiry, investigation, probe, audit or inspection conducted by a Governmental Authority.

“Group” means either the Parent Group or the SpinCo Group, or both, as the context requires.

“Indemnifying Party” has the meaning set forth in Section 5.04(a).

“Indemnitee” has the meaning set forth in Section 5.04(a).

“Indemnity Payment” has the meaning set forth in Section 5.04(a).

“Individual Agreement” means any individual (i) employment contract, (ii) retention, severance or change in control agreement or (iii) other agreement containing restrictive covenants (including confidentiality, noncompetition and nonsolicitation provisions) between a member of the Parent Group and an Employee, as in effect immediately prior to the Distribution, in each case, other than any equity or equity-based incentive award agreement.

“Information” means information, whether or not patentable, copyrightable or protectable as a trade secret, in written, oral, electronic or other tangible or intangible forms, stored in any medium now known or yet to be created, including studies, reports, records, books, Contracts, instruments, surveys, analyses, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing or business plans, customer names or information, communications (including emails, text messages, IMs, and chats, including those by or to attorneys (whether or not subject to the attorney-client privilege)), memos and other materials (including those prepared by attorneys or under their direction (whether or not constituting attorney work product)) and other technical, financial, employee or business information or data, documents, correspondence, materials and files.

“Information Statement” means the Information Statement sent by or on behalf of Parent to the holders of shares of Parent Common Stock in connection with the Distribution, as such Information Statement may be amended from time to time.

“Insurance Proceeds” means those monies: (i) received by an insured (or its successor-in-interest) from an insurance carrier; (ii)      paid by an insurance carrier on behalf of the insured (or its successor-in-interest); or (iii)      received (including by way of set-off) from any third party in the nature of insurance in respect of any Liability, in any such case net of (A) any applicable premium adjustments (including reserves and retrospectively rated premium adjustments), (B) any costs or expenses incurred in the collection thereof, (iii) any reimbursement obligations under “fronted” or similar insurance policies and (C) any Taxes resulting from the receipt thereof.

“JAMS” has the meaning set forth in Section 11.03(a).

“Law” means any statute, law, regulation, ordinance, rule, judgment, rule of common law, order, decree, Governmental Approval, concession, grant, franchise, license, directive, guideline, policy, requirement or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, whether now or hereinafter in effect.

“Liabilities” means any and all claims, debts, demands, causes of action, suits, damages, fines, penalties, obligations, prohibitions, accruals, accounts payable, bonds, indemnities and similar obligations, agreements, promises, guarantees, make-whole agreements and similar obligations, and other liabilities, obligations or requirements of any kind or nature, including all contractual obligations, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and including those arising under any Law, Action, threatened or contemplated Action or any award of any arbitrator or mediator, and those arising under any Contract, including those arising under this Agreement or any Ancillary Agreement, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person. For the avoidance of doubt, Liabilities shall include reasonable attorneys’ fees and expenses, the costs and expenses of all assessments, judgments, settlements, compromises and resolutions, and any and all other costs and expenses whatsoever reasonably incurred in connection with anything contemplated by the immediately preceding sentence (including reasonable costs and expenses incurred in investigating, preparing or defending against any such Actions or threatened or contemplated Actions).

“Letter Agreement” has the meaning set forth in the Recitals hereof.

“Management Agreement” has the meaning set forth in the Recitals hereof.

“Negotiation Period” has the meaning set forth in Section 11.02.

“Parent” has the meaning set forth in the Preamble hereof.

“Parent Assets” means, without duplication: (i) all Assets of the Parent Group as of immediately prior to the Distribution other than the SpinCo Assets; and (ii) all interests in the capital stock of, or other equity interests in, the members of the Parent Group (other than Parent).

“Parent Awards” means Parent Option Awards, Parent RSU Awards and Parent Performance-Based RSU Awards, collectively.

“Parent Benefit Plan” means any Benefit Plan established, sponsored or maintained by Parent or any of its Subsidiaries immediately prior to the Distribution.

“Parent Board” has the meaning set forth in the Recitals hereof.

“Parent Common Stock” means the Class A Common Stock, $0.0001 par value per share, of Parent.

“Parent Disclosure Sections” means all information contained in or incorporated by reference into the Form 10 or Information Statement, or used in documents for an offering of securities in connection with the Spin-Off or for an offering of securities as contemplated by this Agreement, to the extent relating to (i) the Parent Group, (ii) the Parent Liabilities, (ii) the Parent Assets or (iv) the substantive disclosure set forth in such documents relating to the Parent Board’s consideration of the Spin-Off, including the section of the Form 10 entitled “Reasons for the Spin-Off”.

“Parent Employee Liabilities” means, without duplication: (i) any and all wages, salaries, incentive compensation, equity compensation, commissions, bonuses and any other compensation or benefits payable to or on behalf of (x) any Parent Group Employees and Former Employees after the Distribution and (y) any SpinCo Employees prior to the Distribution, without regard to when such wages, salaries, incentive compensation, equity compensation, commissions, bonuses or other compensation or benefits are or may have been awarded or earned; (ii) any and all Liabilities whatsoever with respect to claims under a Benefit Plan; (iii) any and all Liabilities arising out of, relating to or resulting from the employment, or termination of employment of all Parent Group Employees and Former Employees; and (iv) any and all Liabilities arising out of, relating to or resulting from the employment of individuals who will become SpinCo Employees at the Distribution that are not expressly assumed or retained by SpinCo pursuant to this Agreement.

“Parent Group” means, Parent and each Subsidiary of Parent that is or was a Subsidiary of Parent at the time in respect of which the relevant determination is being made, but excluding any member of the SpinCo Group.

“Parent Group Employees” means (i) each individual who is an employee of the Parent Group as of immediately prior to the Distribution (including any such individual who is not actively working as of the Distribution Date as a result of an illness, injury or an approved leave of absence) and (ii) any other individual employed by the Parent Group as of the Distribution Date, in each case, who is not a SpinCo Employee.

“Parent Indemnified Taxes” any liability arising under Treasury Regulations Section 1.1502-6, or any similar provision of state, local or non-U.S. tax Law, as a result of a member of the SpinCo Group’s membership in a U.S. federal income tax consolidated group (or similar group under state, local or non-U.S. Law) with any member of the Parent Group prior to the Distribution Date.

“Parent Indemnitees” has the meaning set forth in Section 5.02.

“Parent Liabilities” means, without duplication: (i) all Liabilities of the Parent Group to the extent relating to, arising out of or resulting from the Parent Assets; (ii) all Parent Employee Liabilities; and (iii) all Liabilities to the extent relating to, arising out of or resulting from any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to the Parent Disclosure Sections. For the avoidance of doubt, the Parent Liabilities shall not include any SpinCo Liabilities.

“Parent Omnibus Plan” means any equity compensation plan sponsored or maintained by Parent immediately prior to the Distribution, including the CompoSecure, Inc. 2021 Incentive Equity Plan, as amended from time to time, and the CompoSecure Holdings, L.L.C. Amended and Restated Equity Incentive Plan, as amended from time to time.

“Parent Option Award” means an award of options to purchase Parent Common Stock granted pursuant to a Parent Omnibus Plan that is outstanding as of immediately prior to the Distribution.

“Parent Performance-Based RSU Award” means a restricted stock unit award that is subject to performance-based vesting outstanding as of immediately prior to the Distribution, granted pursuant to the Parent Omnibus Plan.

“Parent Ratio” means the quotient obtained by dividing (i) the Pre-Separation Parent Stock Value by (ii) the Post-Separation Parent Stock Value, carried out to six decimal places.

“Parent RSU Award” means a restricted stock unit award outstanding as of immediately prior to the Distribution that is not subject to performance-based vesting conditions, granted pursuant to the Parent Omnibus Plan.

“Party” means either party hereto, and “Parties” means both parties hereto.

“Person” means an individual, a general or limited partnership, a corporation, an association, a trust, a joint venture, an unincorporated organization, a limited liability company, any other entity or any Governmental Authority.

“Post-Separation Parent Option Award” means a Parent Option Award, as adjusted as of the Distribution Date in accordance with Section 8.02(a).

“Post-Separation Parent Performance-Based RSU Award” means a Parent Performance-Based RSU Award, as adjusted as of the Distribution Date in accordance with Section 8.02(c), as applicable.

“Post-Separation Parent RSU Award” means a Parent RSU Award, as adjusted as of the Distribution Date in accordance with Section 8.02(b), as applicable.

“Post-Separation Parent Stock Value” means the volume-weighted average per share price of Parent Common Stock on the Nasdaq Global Market during the first regular trading session (9:30 a.m. to 4:00 p.m. Eastern Time) commencing after the Distribution Effective Time.

“Pre-Distribution Tax Period” means any Tax period ending on or before the Distribution Date and the portion of any Tax period beginning before the Distribution Date and ending after the Distribution Date that ends on the Distribution Date.

“Pre-Distribution Transactions” has the meaning set forth in the Recitals hereof.

“Pre-Separation Parent Stock Value” means the closing per-share price of Parent Common Stock trading regular way “with due bills” on the Nasdaq Global Market on the last regular trading session (9:30 a.m. to 4:00 p.m. Eastern Time) ending prior to the Distribution Effective Time.

“Record Date” means the close of business on the date determined by the Parent Board as the record date for determining the shares of Parent Common Stock in respect of which shares of SpinCo Common Stock will be distributed pursuant to the Distribution.

“Record Holders” has the meaning set forth in Section 4.01(b).

“Representative” means, with respect to any Person, its directors, officers, employees, agents, accountants, subcontractors, counsel and other advisors and representatives.

“Securities Act” has the meaning set forth in Section 8.01.

“Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer or other encumbrance of any nature whatsoever.

“Specified Confidential Information” has the meaning set forth in Section 6.09(a).

“SpinCo” has the meaning set forth in the Preamble hereof.

“SpinCo Assets” means, without duplication, all Assets listed or described on Schedule 1.01(a). For the avoidance of doubt, the SpinCo Assets shall not include any Parent Assets.

“SpinCo Board” means the board of directors of SpinCo.

“SpinCo Common Stock” means the Common Stock, $0.0001 par value per share, of SpinCo.

“SpinCo Employee” means each individual set forth on Schedule 1.01(b).

“SpinCo Employee Liabilities” means, without duplication, all Liabilities arising out of, relating to or resulting from the employment of individuals who will become SpinCo Employees at the Distribution that are expressly assumed or retained by SpinCo pursuant to this Agreement.

“SpinCo Group” means SpinCo and each Person that becomes a Subsidiary of SpinCo, if any, after the Distribution Date at the time in respect of which the relevant determination is being made.

“SpinCo Indemnitees” has the meaning set forth in Section 5.03.

“SpinCo Individual Agreements” has the meaning set forth in Section 7.02(d).

“SpinCo Liabilities” means, without duplication: (i) all Liabilities to the extent relating to, arising out of or resulting from the SpinCo Assets; (ii); all SpinCo Employee Liabilities; and (iii) all Liabilities to the extent relating to, arising out of or resulting from any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in or incorporated by reference into the Form 10 or the Information Statement and any other documents filed with the Commission or used in documents for an offering of securities in connection with the Spin-Off, other than with respect to the Parent Disclosure Sections.

“SpinCo Omnibus Plan” means the Resolute Holdings Management, Inc. 2025 Omnibus Incentive Plan, as established by SpinCo as of the Distribution Date pursuant Section 8.01.

“Spin-Off” has the meaning set forth in the Recitals hereof.

“Straddle Period” has the meaning set forth in Section 6.05(c).

“Subsidiary” of any Person means any corporation or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries.

“Tax” or “Taxes” means (i) any and all taxes of any kind whatsoever, including all foreign, federal, state, county, or local income, alternative or add-on minimum, sales and use, excise, franchise, ad valorem, value added, real and personal property, escheat or unclaimed property, gross income, gross receipt, capital stock, production, license, estimated, environmental, net worth, business and occupation, disability, employment, unemployment, social security (or similar), transfer, payroll, severance, windfall profit, stamp, withholding, and all other taxes or assessments, fees, duties, levies, customs, tariffs, imposts, obligations and charges of the same or similar nature of the foregoing, including all interest, additions to tax, surcharges, fees and penalties related thereto, and (ii) any Liability for the payment of any amounts of a type described in clause (i) above of another Person arising by reason of Contract, assumption, transferee, successor or similar Liability (including bulk transfer or similar Laws), operation of Law (including pursuant to Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar state, local, or foreign Law)) or otherwise.

“Tax Contest” means any U.S. federal, state, local or foreign Tax audit or examination or notice of deficiency or other adjustment, assessment or redetermination of Taxes before a Governmental Authority.

“Tax Return” means any declaration, estimate, return, report, claim for refund, information statement, schedule or other document (including any related or supporting information), and including any amendment thereof with respect to Taxes that is filed or required to be filed with any Governmental Authority.

“Third-Party Claim” means any written assertion or other commencement by a Person (including any Governmental Authority) who is not a member of the Parent Group or the SpinCo Group of any claim, demand, inquiry or investigation, or the commencement by any such Person of any Action, against any member of the Parent Group or the SpinCo Group.

“Third-Party Proceeds” has the meaning set forth in Section 5.04(a).

“Treasury Regulations” means the income Tax regulations promulgated under the Code.

“U.S. State and Local Tax Sharing Agreement” means the U.S. State and Local Tax Sharing Agreement, dated as of _____, 2025, by and between Parent and SpinCo, pursuant to which Parent and SpinCo have agreed on certain procedural matters with respect to the filing of Tax Returns in respect of post-Spin-Off Tax periods that are required to be filed on a consolidated, combined, unitary or other group basis.

ARTICLE II

THE SEPARATION

Section 2.01      Transfer of Assets and Assumption of Liabilities.

(a)            Prior to the Distribution, the Parties shall, and Parent shall cause the other members of Parent Group to, execute such instruments of assignment, transfer or conveyance and take such other corporate actions as are necessary to: (i) transfer and convey to SpinCo all of the right, title and interest of the Parent Group in, to and under all SpinCo Assets; and (ii) cause SpinCo to assume all of the SpinCo Liabilities. Notwithstanding anything to the contrary herein, neither Party shall be required to transfer any Information, except as required by Article VI, the Management Agreement or the Letter Agreement.

(b)            In the event that it is discovered in the twelve (12) month period after the Distribution Effective Time that there was an omission of the transfer or conveyance by Parent (or another member of the Parent Group) to, or the acceptance or assumption by, SpinCo of any SpinCo Asset or SpinCo Liability, as the case may be, the Parties shall use reasonable best efforts to promptly effect such transfer, conveyance, acceptance or assumption of such Asset or Liability, as the case may be, for no consideration and subject to Section 2.03. Any transfer, conveyance, acceptance or assumption made pursuant to this Section 2.01(b) shall be treated by the Parties for all purposes as if it had occurred immediately prior to the Distribution, except as otherwise required by applicable Law.

(c)            In the event that it is discovered in the twelve (12) month period after the Distribution Effective Time that there was a transfer or conveyance by Parent (or a member of the Parent Group) to, or the acceptance or assumption by, SpinCo of any Parent Asset or Parent Liability, as the case may be, the Parties shall use reasonable best efforts to promptly effect such transfer, conveyance, acceptance or assumption of such Asset or Liability, as the case may be, for no consideration and subject to Section 2.03. Any transfer, conveyance, acceptance or assumption made pursuant to this Section 2.01(c) shall be treated by the Parties for all purposes as if it had occurred immediately prior to the Distribution, except as otherwise required by applicable Law.

Section 2.02      Certain Matters Governing Exclusively by Ancillary Agreements. Each of Parent and SpinCo agrees on behalf of itself and the other members of its Group, as applicable, that, except as explicitly provided in this Agreement and or any Ancillary Agreement, (a) the Management Agreement shall exclusively govern all matters relating to SpinCo’s management of the day-to-day business and affairs of the Company and its Subsidiaries and (b) the Letter Agreement shall exclusively govern all matters relating to Parent’s support of the Company’s performance of its duties and obligations under the Management Agreement. Except as set forth in the immediately preceding sentence in respect of matters governed exclusively by the Management Agreement and the Letter Agreement, in the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of any other Ancillary Agreement, the provisions of this Agreement shall control (unless this Agreement or such other Ancillary Agreement explicitly provides otherwise in respect of such conflict).

Section 2.03      Disclaimer of Representations and Warranties. Each of Parent (on behalf of itself and each other member of the Parent Group) and SpinCo understands and agrees that, except as expressly set forth in this Agreement or any Ancillary Agreement, no party to this Agreement, any Ancillary Agreement or any other agreement or document contemplated by this Agreement or any Ancillary Agreement is representing or warranting in any way as to any Assets or Liabilities transferred or assumed as contemplated hereby or thereby, as to the sufficiency of the Assets or Liabilities transferred, conveyed, accepted or assumed hereby or thereby for the conduct and operations of the operating management business to be conducted by SpinCo, as to any notices, Governmental Approvals or other Consents required in connection therewith, as to the value or freedom from any Security Interests of, or any other matter concerning, any Assets or Liabilities of such party, or as to the absence of any defenses or rights of set-off or freedom from counterclaim with respect to any claim or other Asset, including any accounts receivable, of any such party, or as to the legal sufficiency of any assignment, document or instrument delivered hereunder to convey title to any Asset or thing of value upon the execution, delivery and filing hereof or thereof, and each of Parent (on behalf of itself and each other member of the Parent Group) and SpinCo has relied only on the representations and warranties expressly contained in Section 11.01(c) or in any Ancillary Agreement. Except as may expressly be set forth herein or in any Ancillary Agreement, any such Assets are being transferred on an “as is,” “where is,” “with all faults” basis and SpinCo shall bear the economic and legal risks that (a) any conveyance shall prove to be insufficient to vest in SpinCo good and marketable title, free and clear of any Security Interest and (b) any necessary notices, Governmental Approvals or other Consents are not delivered or obtained, as applicable, or that any requirements of Laws or judgments are not complied with.

Section 2.04      Waiver of Bulk-Sale and Bulk-Transfer Laws. SpinCo hereby waives compliance by each and every member of the Parent Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the SpinCo Assets to SpinCo.

Section 2.05      General Principles. All provisions herein shall be subject to the requirements of all applicable Law. Notwithstanding anything in this Agreement to the contrary, if the terms of applicable Law require that any Assets or Liabilities be retained or assumed by, or transferred to, a Party in a manner that is different than what is set forth in this Agreement, such retention, assumption or transfer shall be made in accordance with the terms of such applicable Law and shall not be made as otherwise set forth in this Agreement; provided that, in such case, the Parties shall take all necessary action to preserve the economic terms of the allocation of Assets and Liabilities contemplated by this Agreement. The provisions of this Agreement shall apply in respect of all jurisdictions.

ARTICLE III

ACTIONS PENDING THE DISTRIBUTION

Section 3.01      Actions Prior to the Distribution. Subject to the conditions specified in Section 3.02 and subject to Section 4.03, Parent and SpinCo shall use reasonable best efforts to consummate the Distribution. Such efforts shall include taking the following actions:

(a)            Availability of Information Statement. Prior to the Distribution, Parent shall mail the Notice of Internet Availability of the Information Statement or the Information Statement to the Record Holders.

(b)            Securities Law Matters. SpinCo shall file any amendments or supplements to the Form 10 as may be necessary or advisable in order to cause the Form 10 to become and remain effective as required by the Commission or federal, state or other applicable securities Laws. SpinCo shall prepare, file with the Commission and use its reasonable best efforts to cause to become effective any registration statements or amendments thereto required to effect the establishment of, or amendments to, any employee benefit and other plans necessary or appropriate in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements. Parent and SpinCo shall take all such action as may be necessary or appropriate under the securities or blue sky laws of the states or other political subdivisions of the United States or of other foreign jurisdictions in connection with the Distribution.

(c)            Notice to the Exchange. Parent shall, to the extent possible, give the Exchange not less than ten (10) days’ advance notice of the Record Date in compliance with Rule 10b-17 of under the Exchange Act.

(d)            Exchange Listing. SpinCo shall prepare and file, and shall use reasonable best efforts to have approved prior to the Distribution, an application for the listing of the SpinCo Common Stock to be distributed in the Distribution on the Exchange, subject to official notice of distribution.

(e)            SpinCo Directors and Officers. Prior to the Distribution, (i) Parent shall cause the Company, as sole stockholder of SpinCo, to have duly elected to the SpinCo Board the individuals listed as members of the SpinCo Board in the Information Statement, and such individuals shall be the members of the SpinCo Board effective as of immediately after the Distribution; provided, however, that to the extent required by any Law or requirement of the Exchange or any other national securities exchange, as applicable, one independent director shall be appointed by the existing SpinCo Board prior to the date on which “when-issued” trading of SpinCo Common Stock begins on the Exchange and begin his or her term prior to the Distribution and shall serve on the audit committee of the SpinCo Board, and (ii) Parent shall deliver or cause to be delivered to SpinCo resignations, effective as of immediately after the Distribution, of each individual who will be an Employee of Parent or any member of the Parent Group after the Distribution and who is director or officer of SpinCo immediately prior to the Distribution (or shall otherwise cause such individuals to be removed as directors or officers, as applicable, of SpinCo), other than any individual expressly contemplated by the Information Statement to remain a member of the SpinCo Board following the Distribution.

(f)            SpinCo Organizational Documents. Immediately prior to the Distribution, the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of SpinCo, each in substantially the form filed as an exhibit to the Form 10, shall be in effect.

(g)            Distribution Agent. Parent shall enter into a distribution agent agreement with the Agent or otherwise provide instructions to the Agent regarding the Distribution.

(h)            Employee Matters; Equity, Incentive and Director Compensation. The Parties shall take all actions as are deemed necessary or advisable to effectuate the provisions of Articles VII and VIII.

(i)            Satisfying Conditions to the Distribution. The Parties shall, subject to Section 4.03, take all reasonable steps necessary and appropriate to cause the conditions set forth in Section 3.02 to be satisfied and to effect the Distribution on the Distribution Date.

Section 3.02      Conditions Precedent to Consummation of the Distribution. Subject to Section 4.03, as soon as practicable after the date of this Agreement, the Parties shall use reasonable best efforts to satisfy the following conditions prior to the consummation of the Distribution. The obligations of the Parties to consummate the Distribution shall be conditioned on the satisfaction, or waiver by Parent, of the following conditions:

(a)            The Parent Board shall have ratified, authorized and approved the Pre-Distribution Transactions and the Distribution and not withdrawn such authorization and approval, and shall have declared the dividend of SpinCo Common Stock to Parent stockholders.

(b)            Each of the Management Agreement, the Letter Agreement and the other Ancillary Agreements shall have been executed by each party to such agreement.

(c)            The SpinCo Common Stock shall have been accepted for listing on the Exchange or another national securities exchange approved by Parent, subject to official notice of issuance.

(d)            The Commission shall have declared effective the Form 10, no stop order suspending the effectiveness of the Form 10 shall be in effect and no proceedings for that purpose shall be pending before or threatened by the Commission.

(e)            The actions set forth in Sections 3.01(a), (e) and (f) shall have been completed and the covenants of the Parties set forth in Articles VII and VIII shall have been performed in all material respects.

(f)            The Pre-Distribution Transactions shall have been completed to the satisfaction of Parent.

(g)            No order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other applicable legal restraint or prohibition preventing the consummation of the Distribution shall be in effect, and no other event outside the control of Parent shall have occurred, or failed to occur, that prevents the consummation of the Distribution.

(h)            No other events or developments shall have occurred prior to the Distribution that, in the judgment of the Parent Board, in its sole and absolute discretion, makes it inadvisable to effect the Distribution.

The foregoing conditions are for the sole benefit of Parent and shall not give rise to or create any duty on the part of Parent or the Parent Board to waive, or not waive, such conditions or in any way limit the right of Parent to terminate this Agreement as set forth in Article X or alter the consequences of any such termination from those specified in such Article. Any determination made by the Parent Board prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 3.02 shall be conclusive.

ARTICLE IV

THE DISTRIBUTION

Section 4.01      The Distribution.

(a)            SpinCo shall cooperate with Parent to accomplish the Distribution and shall, at the direction of Parent, use its reasonable best efforts to promptly take any and all actions reasonably necessary, customary or advisable to effect the Distribution. Parent shall select any investment bank or manager in connection with the Distribution, as well as any financial printer, solicitation, exchange or distribution agent and financial, legal, accounting, tax and other advisors for Parent in connection with the Distribution. Parent or SpinCo, as the case may be, will provide to the Agent all book-entry authorizations and any information required in order to complete the Distribution (provided that any information required to be provided under this Section 4.01(a) shall be subject to Section 6.09).

(b)            Subject to the terms and conditions set forth in this Agreement, (i) on or prior to the Distribution Date, for the benefit of and distribution to the holders of Parent Common Stock as of the Record Date (“Record Holders”), Parent will deliver to the Agent all of the issued and outstanding shares of SpinCo Common Stock held by Parent immediately following the Pre-Distribution Transactions and book-entry authorizations for such shares and (ii) on the Distribution Date, Parent shall instruct the Agent to distribute, by means of a pro rata dividend based on the aggregate number of shares of Parent Common Stock held by each applicable Record Holder, to each Record Holder (or such Record Holder’s bank or brokerage firm on such Record Holder’s behalf) electronically, by direct registration in book-entry form, the number of shares of SpinCo Common Stock to which such Record Holder is entitled based on a distribution ratio determined by Parent in its sole discretion (the “Distribution Ratio”). The Distribution shall be effective at 5:00 p.m. Eastern Time on the Distribution Date. Parent shall, on or as soon as practicable after the Distribution Date, instruct the Agent to mail to each Record Holder (or otherwise transmit in accordance with the Agent’s regular practices) an account statement indicating the number of shares of SpinCo Common Stock that have been registered in book-entry form in the name of such Record Holder.

Section 4.02      Fractional Shares. Record Holders holding a number of shares of Parent Common Stock on the Record Date that would entitle such holders to receive less than one whole share of SpinCo Common Stock in the Distribution will receive cash in lieu of such fractional share. Fractional shares of SpinCo Common Stock will not be distributed in the Distribution nor credited to book-entry accounts. Parent shall cause the Agent to, as soon as practicable after the date on which “when-issued” trading of the SpinCo Common Stock begins on the Exchange, (a) determine the number of whole shares and fractional shares of SpinCo Common Stock allocable to each Record Holder and (b) aggregate all fractional shares into whole shares and sell the whole shares obtained thereby in open market transactions at then prevailing trading prices on behalf of holders who would otherwise be entitled to fractional share interests. Parent shall cause the Agent to, as soon as practicable after the Distribution Date, distribute to each such holder, or for the benefit of each beneficial owner, such holder’s or owner’s ratable share of the net proceeds of such sale, based upon the average gross selling price per share of SpinCo Common Stock after making appropriate deductions for any amount required to be withheld under applicable Tax Law and less any brokers’ charges, commissions or transfer Taxes. The Agent, in its sole discretion, will determine the timing and method of selling such fractional shares, the selling price of such fractional shares and the broker-dealer through which such fractional shares will be sold; provided, however, that the designated broker-dealer shall not be an Affiliate of Parent or SpinCo. Neither Parent nor SpinCo will pay any interest on the proceeds from the sale of fractional shares.

Section 4.03      Sole Discretion of Parent. Parent shall, in its sole and absolute discretion, determine the Record Date, the Distribution Date and all terms of the Distribution, including the form, structure and terms of any transactions or offerings to effect the Distribution, and the timing of and conditions to the consummation thereof. In addition, and notwithstanding anything to the contrary set forth below, Parent may at any time and from time to time until the consummation of all or part of the Distribution decide to abandon the Distribution or modify or change the form, structure or terms of any transactions or offerings to effect the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution. Any determinations regarding the allocation of Assets or Liabilities under this Agreement or under any Ancillary Agreement, including the identification of Assets or Liabilities for allocation hereunder, shall be made by Parent in its sole and absolute discretion; provided that, this sentence shall not amend the express terms of the Agreement or any Ancillary Agreement after the Distribution Date. Notwithstanding anything to the contrary in this Agreement, the allocation of costs and expenses incurred in connection with the performance of the respective duties and obligations of the parties to the Management Agreement and the Letter Agreement shall be governed by the express terms of the Management Agreement and the Letter Agreement, as applicable.

Section 4.04      Withholding. Notwithstanding any other provision of this Agreement, Parent, the Agent and any other Person that is a withholding agent under applicable Law shall be entitled to deduct and withhold from any consideration distributable or payable hereunder the amounts required to be deducted and withheld under the Code, or any provision of any federal, state, local or non-U.S. Tax Law. Any amounts so withheld shall be paid over to the appropriate Tax Authority in the manner prescribed by Law. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Persons in respect of which such deduction and withholding was made. An applicable withholding agent may collect the deducted or withheld amounts by reducing to cash a sufficient portion of the SpinCo Common Stock that a Person would otherwise receive pursuant to the Distribution, and may require that such Person bear the brokerage or other costs from this withholding procedure.

ARTICLE V

MUTUAL RELEASES; INDEMNIFICATION

Section 5.01      Release of Pre-Distribution Claims.

(a)            Except as provided in Section 5.01(c) or elsewhere in this Agreement or the Ancillary Agreements, effective as of the Distribution, SpinCo does hereby, for itself and its Affiliates as of the Distribution Effective Time, and to the extent it may legally do so, its and their respective successors and assigns, and all Persons who at any time on or prior to the Distribution have been stockholders, fiduciaries, directors, trustees, counsel, officers, members, managers, employees, agents, insurers, re-insurers, administrators, representatives, including legal representatives, or employee retirement or benefit plans (and the trustees, administrators, fiduciaries, agents, representatives, insurers and re-insurers of such plans) of SpinCo (in each case, in their respective capacities as such), remise, release and forever discharge Parent and the other members of the Parent Group, their respective Affiliates, successors and assigns, and all Persons who at any time on or prior to the Distribution have been stockholders, fiduciaries, directors, trustees, counsel, officers, members, managers, employees, agents, insurers, re-insurers, administrators, including legal representatives, or employee retirement or benefit plans (and the trustees, administrators, fiduciaries, agents, representatives, insurers and re-insurers of such plans) of any member of the Parent Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all SpinCo Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring, or failing to occur, or alleged to have occurred, or to have failed to occur, or any conditions existing or alleged to have existed on or before the Distribution, including in connection with the Spin-Off and all other activities to implement the Spin-Off.

(b)              Except as provided in Section 5.01(c) or elsewhere in this Agreement or the Ancillary Agreements, effective as of the Distribution, Parent does hereby, for itself and each other member of the Parent Group, their respective Affiliates as of the Distribution Effective Time, and to the extent it may legally do so, its and their respective successors and assigns, and all Persons who at any time on or prior to the Distribution have been stockholders, fiduciaries, directors, trustees, counsel, officers, members, managers, employees, agents, insurers, re-insurers, administrators, representatives, including legal representatives, or employee retirement or benefit plans (and the trustees, administrators, fiduciaries, agents, representatives, insurers and re-insurers of such plans) of Parent (in each case, in their respective capacities as such), remise, release and forever discharge SpinCo, its Affiliates, successors and assigns, and all Persons who at any time on or prior to the Distribution have been stockholders, fiduciaries, directors, trustees, counsel, officers, members, managers, employees, agents, insurers, re-insurers, administrators, representatives, including legal representatives, or employee retirement or benefit plans (and the trustees, administrators, fiduciaries, agents, representatives, insurers and re-insurers of such plans) of SpinCo (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Parent Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring, or failing to occur, or alleged to have occurred, or to have failed to occur, or any conditions existing or alleged to have existed on or before the Distribution, including in connection with the Spin-Off and all other activities to implement the Spin-Off.

(c)            Nothing contained in Section 5.01(a) or (b) shall impair any right of any Person to enforce this Agreement or any Ancillary Agreement in accordance with its terms. Nothing contained in Section 5.01(a) or (b) shall release:

(i)            any Person from any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any Ancillary Agreement;

(ii)            any Person from any Liability provided in or resulting from any Contract that is entered into after the Distribution between one Party (or any member of such Party’s Group), on the one hand, and the other Party (or any member of such Party’s Group), on the other hand;

(iii)            any Person from any Liability that the Parties may have with respect to indemnification or contribution pursuant to this Agreement or any Ancillary Agreement for claims brought against the Parties, any member of their respective Groups or any of their respective directors, officers, employees, agents or representatives, by third Persons, which Liability shall be governed by Section 5.02, Section 5.03 and the other applicable provisions of this Article V or, if applicable, the appropriate provisions of the relevant Ancillary Agreement;

(iv)            any Party (or any member of its Group) from any Liability that such Party (or any member of its Group) may have to directors, officers, agents or employees under indemnification or similar agreements or arrangements; or

(v)            any employee from any Liability relating to, arising out of or resulting from such Person’s fraud, embezzlement or misappropriation of intellectual property.

(d)            SpinCo shall not make, and shall cause any other member of the SpinCo Group not to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Parent or any other member of the Parent Group, or any other Person released pursuant to Section 5.01(a), with respect to any Liabilities released pursuant to Section 5.01(a). Parent shall not make, and shall cause each other member of the Parent Group not to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification against SpinCo or any other member of the SpinCo Group, or any other Person released pursuant to Section 5.01(b), with respect to any Liabilities released pursuant to Section 5.01(b).

(e)            It is the intent of each of Parent and SpinCo, by virtue of the provisions of this Section 5.01, to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring, or failing to occur, or alleged to have occurred, or to have failed to occur, and all conditions existing or alleged to have existed on or before the Distribution Date, between SpinCo, on the one hand, and Parent or any other member of the Parent Group, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any member of the Parent Group and SpinCo on or before the Distribution Date), except as expressly set forth in Section 5.01, Section 5.02, Section 5.03 or elsewhere in this Agreement or any Ancillary Agreement. At any time, at the request of the other Party, each Party shall cause each member of its Group to execute and deliver releases reflecting the provisions hereof.

Section 5.02      Indemnification by SpinCo. Subject to Section 5.04, SpinCo shall indemnify, defend and hold harmless Parent, each other member of the Parent Group and each of their respective former and then-current directors, officers and employees, and each of the heirs, executors, administrators, successors and assigns of any of the foregoing (collectively, the “Parent Indemnitees”), from and against any and all Liabilities of the Parent Indemnitees to the extent relating to, arising out of or resulting from any of the following items (without duplication):

(a)            the SpinCo Liabilities, including the failure of SpinCo or any other member of the SpinCo Group or any other Person to pay, perform or otherwise promptly discharge any SpinCo Liability in accordance with its terms;

(b)            any breach by SpinCo or any other member of the SpinCo Group of this Agreement, or any Ancillary Agreement, unless such Ancillary Agreement expressly provides for separate indemnification therein (which shall be controlling); and

(c)            any breach by SpinCo of any of the representations and warranties made by SpinCo in Section 11.01(c).

Section 5.03      Indemnification by Parent. Subject to Section 5.04, Parent shall indemnify, defend and hold harmless SpinCo, each other member of the SpinCo Group and each of their respective former and then-current directors, officers and employees, and each of the heirs, executors, administrators, successors and assigns of any of the foregoing (collectively, the “SpinCo Indemnitees”), from and against any and all Liabilities of the SpinCo Indemnitees to the extent relating to, arising out of or resulting from any of the following items on or before the Distribution (without duplication):

(a)            the Parent Liabilities, including the failure of Parent or any other member of the Parent Group, or any other Person, to pay, perform or otherwise promptly discharge any Parent Liability in accordance with its terms;

(b)            any breach by Parent or any other member of the Parent Group of this Agreement, or any Ancillary Agreement, unless such Ancillary Agreement expressly provides for separate indemnification therein (which shall be controlling);

(c)            any Parent Indemnified Taxes; and

(d)            any breach by Parent of any of the representations and warranties made by Parent (on behalf of itself and the members of the Parent Group) in Section 11.01(c).

This Section 5.03 shall apply with respect to any Taxes solely to the extent such Taxes constitute Parent Indemnified Taxes and in no event shall Parent be required to indemnify, defend and hold the SpinCo Indemnitees harmless from and against any and all Losses to the extent such Losses relate to Taxes that are not Parent Indemnified Taxes.

Section 5.04      Indemnification Obligations Net of Insurance Proceeds and Third-Party Proceeds.

(a)            The Parties intend that any Liability subject to indemnification or reimbursement pursuant to this Agreement will be net of (i) Insurance Proceeds that actually reduce the amount of, or are paid to the applicable Indemnitee in respect of, such Liability and (ii) other amounts recovered from any third party (net of any out-of-pocket costs or expenses incurred in, or Taxes imposed with respect to, the collection thereof) that actually reduce the amount of, or are paid to the applicable Indemnitee in respect of, such Liability (“Third-Party Proceeds”). Accordingly, the amount that either Party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification or reimbursement pursuant to this Agreement (an “Indemnitee”) will be reduced by any Insurance Proceeds or Third-Party Proceeds theretofore actually recovered by or on behalf of the Indemnitee from a third party in respect of the related Liability. If an Indemnitee receives a payment required by this Agreement from an Indemnifying Party in respect of any Liability (an “Indemnity Payment”) and subsequently receives Insurance Proceeds or Third-Party Proceeds in respect of such Liability, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if such Insurance Proceeds or Third-Party Proceeds had been received, realized or recovered before the Indemnity Payment was made; provided that for the avoidance of doubt, such amount shall not exceed the amount of the Indemnity Payment.

(b)            An insurer that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or have any subrogation rights with respect thereto by virtue of the indemnification provisions hereof, it being expressly understood and agreed that no insurer or any other third party shall be entitled to a “windfall” (i.e., a benefit it would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof. Subject to Section 5.11, each member of the Parent Group and the SpinCo Group shall use reasonable best efforts to collect or recover any Insurance Proceeds and any Third-Party Proceeds to which such Person is entitled in connection with any Liability for which such Person seeks indemnification pursuant to this Article V; provided, however, that such Person’s inability to collect or recover any such Insurance Proceeds or Third-Party Proceeds shall not limit the Indemnifying Party’s obligations hereunder.

Section 5.05      Procedures for Indemnification of Third-Party Claims.

(a)            If an Indemnitee shall receive notice or otherwise learn of a Third-Party Claim with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to this Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof as soon as reasonably practicable. Any such notice shall describe the Third-Party Claim in reasonable detail and shall include: (i) the basis for, and nature of, such Third-Party Claim, including the facts constituting the basis for such Third-Party Claim; (ii) the estimated amount of losses (to the extent so estimable) that have been or may be sustained by the Indemnitee in connection with such Third-Party Claim; and (iii) copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim; provided, however, that any such notice need only specify such information reasonably known to the Indemnitee as of the date of such notice and shall not limit or prejudice any of the rights or remedies of any Indemnitee on the basis of any limitations on the information included in such notice, including any such limitations made in good faith to preserve the attorney-client privilege, work product doctrine or any other similar privilege or doctrine. Notwithstanding the foregoing, the failure of any Indemnitee or other Person to give notice as provided in this Section 5.05(a) shall not relieve the related Indemnifying Party of its obligations under this Article V, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice in accordance with this Section 5.05(a).

(b)            The Indemnifying Party shall have the right, exercisable by written notice to the Indemnitee within thirty (30) days after receipt of notice from an Indemnitee in accordance with Section 5.05(a), to assume and conduct the defense of such Third-Party Claim in accordance with the limits set forth in this Agreement with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnitee; provided, however, that the Indemnifying Party shall not have the right to control the defense of any Third-Party Claim (i) to the extent such Third-Party Claim seeks criminal penalties or injunctive or other equitable relief or (ii) if the Party to this Agreement which part of such Indemnitee’s Group has determined in good faith that the Indemnifying Party controlling such defense would reasonably be expected to have a material adverse impact on the reputation or the business relations of the Indemnitee or its Group, and (z) if the Party that is part of such Indemnitee’s Group determines in good faith that the proper defense of the Third-Party Claim requires that the election to assume the defense of such claim be made in fewer than thirty (30) days, the Indemnitee may request that such election be made in such shorter period as the Indemnitee may reasonably determine; provided that such shorter period may not be shorter than ten (10) days. The Indemnifying Party shall notify the Indemnitee in writing within the time period described in the immediately preceding sentence as to whether or not it will assume the defense of the applicable Third-Party Claim. During such notice period, and prior to an election by the Indemnifying Party to control the defense of the applicable Third-Party Claim, the Indemnitee shall be permitted to take such actions in respect of such Third-Party Claim as the Indemnitee determines in good faith are necessary or appropriate to avoid prejudice to the Indemnitee’s interests in respect of such Third-Party Claim during such notice period, provided that the Indemnitee will consult reasonably and in good faith with the Indemnifying Party in respect of such actions in advance of taking such actions to the extent possible.

(c)            If the Indemnifying Party elects not to assume the defense of a Third-Party Claim (or is not permitted to assume the defense of such Third-Party Claim) in accordance with this Agreement, or fails to notify an Indemnitee of its election as provided in Section 5.05(b), such Indemnitee may defend such Third-Party Claim with counsel selected by the Indemnitee and reasonably acceptable to the Indemnifying Party. If the Indemnifying Party elects (and is permitted) to assume the defense of a Third-Party Claim in accordance with the terms of this Agreement, the Indemnitee shall, subject to the terms of this Agreement, reasonably cooperate with the Indemnifying Party with respect to the defense of such Third-Party Claim.

(d)            If the Indemnifying Party elects (and is permitted) to assume the defense of a Third-Party Claim in accordance with the terms of this Agreement, the Indemnifying Party will not be liable for any additional legal expenses subsequently incurred by the Indemnitee in connection with the defense of the Third-Party Claim; provided, however, that if the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third-Party Claim, or the nature of such Third-Party Claim changes such that the Indemnifying Party would no longer be entitled to assume the defense of such Third-Party Claim pursuant to Section 5.05(b), the Indemnitee may assume its own defense, and the Indemnifying Party will be liable for all reasonable and documented costs or expenses paid or incurred in connection with such defense. The Indemnifying Party or the Indemnitee, as the case may be, shall have the right to participate in (but, subject to the immediately preceding sentence, not control), at its own expense, the defense of any Third-Party Claim that the other is defending as provided in this Agreement. In the event, however, that such Indemnitee reasonably determines that representation by counsel to the Indemnifying Party of both such Indemnifying Party and the Indemnitee could reasonably be expected to present such counsel with a conflict of interest, then the Indemnitee may employ separate counsel to represent or defend it in any such Action and the Indemnifying Party will pay the reasonable and documented fees and expenses of such counsel.

(e)            No Indemnifying Party shall consent to entry of any judgment or enter into any settlement of any Third-Party Claim with respect to which an Indemnifying Party is obligated to provide indemnification to an Indemnitee pursuant to this Agreement without the prior written consent of the applicable Indemnitee or Indemnitees (not to be unreasonably withheld, conditioned or delayed); provided, however, that such consent shall not be required if the judgment or settlement: (i) contains no finding or admission of liability with respect to any such Indemnitee or Indemnitees; (ii) involves only monetary relief which the Indemnifying Party has agreed to pay; and (iii) includes a full and unconditional release of the Indemnitee or Indemnitees. Notwithstanding the foregoing, the consent of an Indemnitee shall be required for any entry of judgment or settlement if the effect thereof is to permit any injunction, declaratory judgment, other order or other non-monetary relief to be entered, directly or indirectly, against such Indemnitee (such consent not to be unreasonably withheld, conditioned or delayed).

(f)            Whether or not the Indemnifying Party assumes the defense of a Third-Party Claim, no Indemnitee shall admit any liability with respect to, or settle, compromise, resolve or discharge, such Third-Party Claim without the Indemnifying Party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 5.06      Tax Matters.

(a)            Each Party is responsible for its own Taxes as imposed under applicable Law, and no indemnification shall be provided under this Agreement by either Party with respect to Taxes, except for any Parent Indemnified Taxes, which shall be borne solely by Parent.

(b)            Parent shall prepare (or cause to be prepared) and file (or cause to be filed) (i) all Tax Returns with respect to members of the SpinCo Group that are required to be filed on a combined basis with any members of the Parent Group, and (ii) all other Tax Returns of the SpinCo Group that are required to be filed prior to the Distribution Date and shall, in each case, bear all Taxes shown as due thereon. SpinCo shall be solely responsible for the preparation and filing of (and payment of Taxes in respect of) any Tax Returns of the members of the SpinCo Group that are required to be filed after the Distribution Date, other than those described in the previous clause (i).

(c)            SpinCo shall notify Parent within twenty (20) Business Days after receipt by it or any of its Affiliates of written notice of any pending Tax Contest relating to any Parent Indemnified Taxes; provided, however, that the failure to give such notice shall not relieve Parent of any of its obligations under this Section 5.06(c), except to the extent that Parent is actually and materially prejudiced by such failure. Such notice shall specify in reasonable detail the basis for such Tax Contest and shall include a copy of the relevant portion of any correspondence received from any Governmental Authority. Parent will have the right to control, at its own expense, any Tax Contest that relates to any Parent Indemnified Taxes; provided, however, that Parent shall (i) keep SpinCo reasonably informed of material developments with respect to such Tax Contest, (ii) consult with SpinCo before taking any significant or material action in connection with such Tax Contest and (iii) to the extent such Tax Contest is reasonably expected to give rise to Taxes of SpinCo, its Subsidiaries, or their Affiliates that are not Parent Indemnified Taxes, not settle, compromise or abandon any such Tax Contest without obtaining the prior written consent of SpinCo (such consent not to be unreasonably withheld, conditioned or delayed).

(d)            Notwithstanding anything in this Agreement to the contrary, the U.S. State and Local Tax Sharing Agreement shall control with respect to any matters set forth therein.

Section 5.07      Additional Matters.

(a)            Any claim on account of a Liability that does not result from a Third-Party Claim shall be asserted by prompt written notice given by the Indemnitee to the applicable Indemnifying Party. Any failure by an Indemnitee to give notice shall not relieve the Indemnifying Party’s indemnification obligations under this Agreement, except to the extent that the Indemnifying Party shall have been actually prejudiced by such failure.

(b)            In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(c)            For the avoidance of doubt, Liabilities incurred by an Indemnitee pursuant to a contractual indemnification or similar obligation granted to a third party in respect of Liabilities otherwise indemnifiable under Section 5.02 or Section 5.03 shall be indemnifiable thereunder to the same extent that the underlying Liabilities would have been indemnifiable under Section 5.02 or Section 5.03.

(d)            To the maximum extent permitted by applicable Law, the rights to recovery of each Party’s Subsidiaries in respect of any past, present or future Action are hereby delegated to such Party. It is the intent of the Parties that the foregoing delegation shall satisfy any Law requiring such delegation to be effected pursuant to a power of attorney or similar instrument. The Parties and their respective Subsidiaries shall execute such further instruments or documents as may be necessary to effect such delegation.

(e)            Each of Parent and SpinCo hereby agrees that with respect to any Third-Party Claim or Action pending as of the Distribution Date or commenced following the Distribution Date, in each case that (x) has named as a defendant one or more members of the SpinCo Group but otherwise relates only to the Parent Assets, the Parent Group Employees or the Distribution or (y) has named as a defendant one or more members of the Parent Group but otherwise relates only to SpinCo or the other members of the SpinCo Group, the Parties shall use reasonable best efforts, each at its own expense, to cause each such nominal defendant to be removed as a defendant from such Third-Party Claim or Action, as soon as reasonably practicable (including using reasonable best efforts to petition the applicable court or counterparty to remove each such nominal defendant).

Section 5.08      Remedies Cumulative. The remedies provided in this Article V shall be cumulative and, subject to the provisions of Section 5.01, Section 5.11 and Article XI, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

Section 5.09      Covenant Not to Sue. Each Party hereby covenants and agrees that none of it, the members of such Party’s Group or any Person claiming through it shall bring an Action or otherwise assert any claim or defense against any Person, including before any court, arbitrator, mediator or administrative agency anywhere in the world, and further (on behalf of itself, the members of such Party’s Group and any other Person claiming through it) waives and releases any claim or defense against any Person, alleging that: (a) the assumption or retention of any SpinCo Liabilities by SpinCo on the terms and conditions set forth in this Agreement or the Ancillary Agreements is unlawful, a breach of a fiduciary or other duty, void, unenforceable, unconscionable, inequitable, or otherwise improper for any reason; (b) the assumption or retention of any Parent Liabilities by Parent or a member of the Parent Group on the terms and conditions set forth in this Agreement or the Ancillary Agreements is unlawful, a breach of a fiduciary or other duty, void, unenforceable, unconscionable, inequitable, or otherwise improper for any reason; (c) the provisions of this Agreement (including this Article V) or any Ancillary Agreement are unlawful, a breach of a fiduciary or other duty, void, unenforceable, unconscionable, inequitable, or otherwise improper for any reason; or (d) any member of the Parent Group owes fiduciary duties to any member of the SpinCo Group or any equity holder of such member in his, her or its capacity as such with respect to this Agreement, any Ancillary Agreement, any transaction contemplated hereby or thereby or any agreement entered into in connection herewith or therewith.

Section 5.10      Survival of Indemnities. The rights and obligations of each of Parent and SpinCo and their respective Indemnitees under this Article V shall survive the sale or other transfer by any Party or its Affiliates of any Assets or businesses or the assignment by it of any Liabilities.

Section 5.11      Indemnified Damages. Except as may expressly be set forth in this Agreement or any Ancillary Agreement, none of Parent, SpinCo, or any member of either Group shall in any event have any Liability to the other or to any other member of the other’s Group, or to any other Parent Indemnitee or SpinCo Indemnitee, as applicable, under this Agreement for any indirect, special, punitive, consequential, exemplary, enhanced or treble damages, whether or not caused by or resulting from negligence or breach of obligations hereunder and whether or not informed of the possibility of the existence of such damages; provided, however, that the provisions of this Section 5.11 shall not limit an Indemnifying Party’s indemnification obligations hereunder with respect to any Liability any Indemnitee may have to any third party not affiliated with any member of the Parent Group or the SpinCo Group for any indirect, special, punitive, consequential, exemplary, enhanced or treble damages.

ARTICLE VI

ACCESS TO INFORMATION; PRIVILEGE; CONFIDENTIALITY

Section 6.01      Agreement for Exchange of Information; Archives.

(a)            Except in the case of an Adversarial Action or threatened Adversarial Action, and subject to Section 6.01(b), each Party, on behalf of its Group, shall provide or cause to be provided, to the other Party, at any time after the Distribution, as soon as reasonably practicable after written request therefor, any Information relating to time periods on or prior to the Distribution Date in the possession or under the control of such other Party or any other member of its Group, which the requesting Party or any other member of its Group: (i) reasonably needs to comply with reporting, disclosure, filing or other requirements imposed on the requesting Party or any member of its Group (including under applicable securities Laws), by any national securities exchange or any Governmental Authority having jurisdiction over the requesting Party or any member of its Group; (ii) requests for use in any other judicial, regulatory, administrative or other Action, including possible Actions anticipated in good faith, or in order to satisfy audit, accounting, regulatory, litigation or other similar requirements; or (iii) reasonably needs to comply with its obligations under this Agreement or any Ancillary Agreement; provided that any request for information pursuant to this Section 6.01(a) shall be used only for the purposes described in this paragraph.

(b)            In the event that either Party determines in good faith that the disclosure of any Information pursuant to Section 6.01(a) could be commercially detrimental, violate any Law or Contract or waive or jeopardize any attorney-client privilege, attorney work product protection or other similar privilege or doctrine, such Party may restrict such information to view by the requesting Party’s attorneys’ and experts’ eyes only before providing access to or furnishing such Information to the requesting Party; provided, however, that such Party shall take all commercially reasonable measures to permit compliance with this Section 6.01(b) in a manner that avoids any such harm or consequence.

Section 6.02      Ownership of Information. Any Information owned by one Group that is provided to the requesting Party hereunder shall be deemed to remain the property of the providing Party. Except as specifically set forth herein or any Ancillary Agreement, nothing herein shall be construed as granting or conferring rights of license or otherwise in any such Information.

Section 6.03      Compensation for Providing Information. Parent and SpinCo shall reimburse each other for the reasonable costs, if any, in complying with a request for Information pursuant to this Article VI (whether or not such Information was a SpinCo Asset or Parent Asset).

Section 6.04      Record Retention. To facilitate the possible exchange of Information pursuant to this Article VI and other provisions of this Agreement, each Party shall use its reasonable best efforts to retain all Information in such Party’s possession relating to the other Party or its businesses, Assets or Liabilities, this Agreement or the Ancillary Agreements.

Section 6.05      Accounting Information. Without limiting the generality of Section 6.01 but subject to Section 6.01(b):

(a)            Until the end of the first full fiscal year occurring after the Distribution Date (and for a reasonable period of time afterwards, as determined in good faith by Parent, or as required by Law for Parent to prepare consolidated financial statements or complete a financial statement audit for any period during which the financial results of SpinCo were consolidated with those of Parent), SpinCo shall use its reasonable best efforts to enable Parent to meet its timetable for dissemination of its financial statements and to enable Parent’s auditors to timely complete their annual audit and quarterly reviews of financial statements. As part of such efforts and during such period as specified in the immediately preceding sentence, to the extent reasonably necessary for the preparation of financial statements or completing an audit or review of financial statements or an audit of internal control over financial reporting, (i) SpinCo shall authorize and direct its auditors to make available to Parent’s auditors, within a reasonable time prior to the date of Parent’s auditors’ opinion or review report, both (x) the personnel who performed or will perform the annual audits and quarterly reviews of SpinCo and (y) work papers to the extent related to such annual audits and quarterly reviews, to enable Parent’s auditors to perform any procedures they consider reasonably necessary to take responsibility for the work of SpinCo’s auditors as it relates to Parent’s auditors’ opinion or report and (ii) until all governmental audits of those financial statements of Parent specified in the immediately preceding sentence are complete, SpinCo shall provide reasonable access during normal business hours for Parent’s internal auditors, counsel and other designated representatives to (x) the premises of SpinCo and all Information (and duplicating rights) within the knowledge, possession or control of SpinCo and (y) the officers and employees of SpinCo and its Subsidiaries, so that Parent may conduct reasonable audits relating to the financial statements provided by SpinCo; provided, however, that such access shall not be unreasonably disruptive to the business and affairs of SpinCo; provided, further, that, any request for access pursuant to this Section 6.05(a) shall be made in good faith and limited to the extent reasonable to satisfy the good faith basis for such request.

(b)            Until the end of the first full fiscal year occurring after the Distribution Date (and for a reasonable period of time afterwards, as determined in good faith by SpinCo, or as required by Law for SpinCo to prepare consolidated financial statements or complete a financial statement audit for any period during which the financial results of the Parent Group were consolidated those of Parent), Parent shall use its reasonable best efforts to enable SpinCo to meet its timetable for dissemination of its financial statements and to enable SpinCo’s auditors to timely complete their annual audit and quarterly reviews of financial statements. As part of such efforts, and during such period as specified in the immediately preceding sentence, to the extent reasonably necessary for the preparation of financial statements or completing an audit or review of financial statements or an audit of internal control over financial reporting, (i) Parent shall authorize and direct its auditors to make available to SpinCo’s auditors, within a reasonable time prior to the date of SpinCo’s auditors’ opinion or review report, both (x) the personnel who performed or will perform the annual audits and quarterly reviews of Parent and (y) work papers to the extent related to such annual audits and quarterly reviews, to enable SpinCo’s auditors to perform any procedures they consider reasonably necessary to take responsibility for the work of Parent’s auditors as it relates to SpinCo’s auditors’ opinion or report and (ii) until all governmental audits of those financial statements of SpinCo specified in the immediately preceding sentence are complete, Parent shall provide reasonable access during normal business hours for SpinCo’s internal auditors, counsel and other designated representatives to (x) the premises of Parent and its Subsidiaries and all Information (and duplicating rights) within the knowledge, possession or control of Parent and its Subsidiaries and (y) the officers and employees of Parent and its Subsidiaries, so that SpinCo may conduct reasonable audits relating to the financial statements provided by Parent and its Subsidiaries; provided, however, that such access shall not be unreasonably disruptive to the business and affairs of the Parent Group; provided, further, that, any request for access pursuant to this Section 6.05(b) shall be made in good faith and limited to the extent reasonable to satisfy the good faith basis for such request.

(c)            Parent’s disclosure controls and procedures and internal control over financial reporting (as each is contemplated by the Exchange Act) are currently applicable to SpinCo as an indirect wholly owned Subsidiary of Parent (and not as a reporting company under the Exchange Act). In order to enable the principal executive officer and principal financial officer of SpinCo to make the certifications required of them under Section 302 of the Sarbanes-Oxley Act of 2002 following the Distribution in respect of any quarterly or annual fiscal period of SpinCo that begins on or prior to the Distribution Date in respect of which financial statements are not included in the Form 10 (a “Straddle Period”), upon reasonable advance written request by SpinCo, Parent shall provide SpinCo with one (1) or more certifications with respect to such disclosure controls and procedures and the effectiveness thereof and whether there were any changes in the internal controls over financial reporting that have materially affected or are reasonably likely to materially affect the internal control over financing reporting, which certification(s) shall (x) be with respect to the applicable Straddle Period (it being understood that no certification need be provided with respect to any period or portion of any period after the Distribution Date) and (y) be in substantially the same form as those that had been provided by officers or employees of Parent in similar certifications delivered prior to the Distribution Date, with such changes thereto as Parent may reasonably determine. Such certification(s) shall be provided to SpinCo by Parent (and not by any officer or employee in their individual capacity).

Section 6.06      Limitations of Liability. Each of Parent (on behalf of itself and each other member of the Parent Group) and SpinCo (on behalf of itself and any other member of the SpinCo Group) understands and agrees that neither Party is representing or warranting in any way as to the accuracy or sufficiency of any Information exchanged or disclosed under this Agreement, including any Information that constitutes an estimate or forecast or is based upon an estimate or forecast.

Section 6.07      Production of Witnesses; Records; Cooperation.

(a)            Without limiting any of the rights or obligations of the Parties pursuant to Section 6.01 or Section 6.04, after the Distribution Date, except in the case of an Adversarial Action or threatened or contemplated Adversarial Action, and subject to Section 6.01(b), each of Parent and SpinCo shall use their reasonable best efforts to make reasonably available, upon written request: (i) the former, current and future directors, officers, employees, other personnel and agents of the Persons in its respective Group (whether as witnesses or otherwise); and (ii) subject to Section 6.01(b), Information contemplated by Sections 6.01(a), in each case of clauses (i) and (ii) above, to the extent that such Person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action, Commission comment or review or threatened or contemplated Action, Commission comment or review (including preparation for any such Action, Commission comment or review) in which Parent, SpinCo or any Person or Persons in such Party’s Group, as applicable, may from time to time be involved, regardless of whether such Action, Commission comment or review or threatened or contemplated Action, Commission comment or review is a matter with respect to which indemnification may be sought hereunder. The requesting Party shall bear all reasonable out-of-pocket costs and expenses in connection therewith.

(b)            Without limiting the foregoing, Parent and SpinCo shall use their reasonable best efforts to cooperate and consult with each other to the extent reasonably necessary with respect to any Actions or threatened or contemplated Actions (including in connection with preparation for any such Action), other than an Adversarial Action or threatened or contemplated Adversarial Action.

(c)            The obligations of Parent and SpinCo, pursuant to this Section 6.07, to use their reasonable best efforts to make available former, current and future directors, officers, employees and other personnel and agents or provide witnesses and experts, except in the case of an Adversarial Action or threatened or contemplated Adversarial Action, is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to make available employees and other officers without regard to whether such individual or the employer of such individual could assert a possible business conflict. Without limiting the foregoing, each of Parent and SpinCo agrees that neither it nor any Person or Persons in such Party’s Group will take any adverse action against any employee of its Group based on such employee’s provision of assistance or information to each other pursuant to this Section 6.07.

Section 6.08      Privileged Matters.

(a)            Solely for purposes of asserting privileges which may be asserted under applicable Law: (x) the Parties recognize that legal and other professional services that have been and will be provided prior to the Distribution (whether by outside counsel, in-house counsel, other legal professionals, or other professionals acting at the direction of counsel) have been and will be rendered for the collective benefit of Parent and its Subsidiaries (in such capacity) and  (y) Parent, each other member of the Parent Group and SpinCo shall be deemed to have been the client in connection with such services with respect to periods prior to the Distribution. The Parties recognize that legal and other professional services will be provided following the Distribution, which services will be rendered solely for the benefit of the Parent Group or the SpinCo Group, as the case may be.

(b)            Subject to the terms of the Management Agreement and the Letter Agreement, Parent shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any privileged Information that relates solely to Parent Assets, Parent Group Employees or the Distribution and not to the SpinCo Assets or the SpinCo Employees, whether or not the privileged Information is in the possession or under the control of Parent or any other member of the Parent Group or SpinCo or any other member of the SpinCo Group. Parent shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any privileged Information that relates solely to any Parent Assets or Parent Liabilities, and not any SpinCo Assets or SpinCo Liabilities, in connection with any Actions that are now pending or may be asserted in the future, whether or not the privileged Information is in the possession or under the control of Parent or any other member of the Parent Group or SpinCo or any other member of the SpinCo Group. For the avoidance of doubt, Information shall not be deemed to relate to the Parent Assets, Parent Group Employees or the Distribution solely by virtue of the fact that personnel associated with the corporate function of Parent were involved in the production or evaluation of such Information or otherwise involved in the Actions relating to such Information.

(c)            SpinCo shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any privileged Information that relates solely to the SpinCo Assets or the SpinCo Employees and, subject to the terms of Management Agreement and the Letter Agreement, not to the Parent Assets, Parent Group Employees or the Distribution, whether or not the privileged Information is in the possession or under the control of SpinCo or any other member of the SpinCo Group or Parent or any other member of the Parent Group. SpinCo shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any privileged Information that relates solely to any SpinCo Assets or SpinCo Liabilities and, subject to the terms of the Management Agreement and the Letter Agreement, not any Parent Assets or Parent Liabilities in connection with any Actions that are now pending or may be asserted in the future, whether or not the privileged Information is in the possession or under the control of SpinCo or any other member of the SpinCo Group or Parent or any other member of the Parent Group. For the avoidance of doubt, Information shall not be deemed to relate to the SpinCo Assets or the SpinCo Employees solely by virtue of the fact that SpinCo personnel were involved in the production or evaluation of such Information or otherwise involved in the Actions relating to such Information.

(d)            Subject to the remaining provisions of this Section 6.08, the Parties agree that, subject to the terms of the Management Agreement and the Letter Agreement, Parent shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with privileged Information not otherwise allocated pursuant to this Section 6.08 in connection with any Actions, or threatened or contemplated Actions, or other matters that involve both Parties (or one or more members of their respective Groups), whether or not such privileged Information is in the possession or under the control of SpinCo or any other member of the SpinCo Group or Parent or any other member of the Parent Group.

(e)            Upon receipt by either Party, or by any other member of its respective Group, of any subpoena, discovery or other request (or of written notice that it will receive or has received such subpoena, discovery or other request) that may reasonably be expected to result in the production or disclosure of privileged Information subject to a shared privilege or immunity or as to which the other Party has the sole right hereunder to assert a privilege or immunity, or if either Party obtains knowledge or becomes aware that any of its, or any other member of its Group’s, current or former directors, officers, agents or employees have received any subpoena, discovery or other requests (or have received written notice that they will receive or have received such subpoena, discovery or other requests) that may reasonably be expected to result in the production or disclosure of such privileged Information, such Party shall promptly notify the other Party of the existence of any such subpoena, discovery or other request and shall provide the other Party a reasonable opportunity to review the privileged Information and to assert any rights it or they may have, under this Section 6.08 or otherwise, to prevent the production or disclosure of such privileged Information; provided that if such Party is prohibited by applicable Law from disclosing the existence of such subpoena, discovery or other request, such Party shall provide written notice of such related information for which disclosure is not prohibited by applicable Law and use reasonable best efforts to inform the other Party of any related information such Party reasonably determines is necessary or appropriate for the other Party to be informed of to enable the other Party to review the privileged Information and to assert its rights, under this Section 6.08 or otherwise, to prevent the production or disclosure of such privileged Information.

(f)            The Parties agree that their respective rights to any access to Information, witnesses and other Persons, the furnishing of notices and documents and other cooperative efforts between the Parties contemplated by this Agreement, and the transfer of privileged Information between the Parties and other members of their respective Groups pursuant to this Agreement, shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise. The Parties further agree that: (i) the exchange by one Party to the other Party of any Information that should not have been exchanged pursuant to the terms of Section 6.09 shall not be deemed to constitute a waiver of any privilege or immunity that has been or may be asserted under this Agreement or otherwise with respect to such privileged Information; and (ii) the Party receiving such privileged Information shall promptly return such privileged Information to the Party who has the right to assert the privilege or immunity.

Section 6.09      Confidential Information.

(a)            From and after the Effective Time until the five (5)-year anniversary of the Effective Time (or in the case of trade secrets, for so long as such trade secrets constitute trade secrets under applicable Law), except as otherwise provided in the Management Agreement and the Letter Agreement, each of Parent and SpinCo, on behalf of itself and each other member of its Group, shall hold, and cause its respective Representatives to hold, in strict confidence, not release or disclose and protect with at least the same degree of care, but no less than a reasonable degree of care, that it applies to its own confidential and proprietary information pursuant to policies in effect as of the Distribution Date, all confidential or proprietary Information concerning the Parent Group (in the case of SpinCo or a member of its Group) or the SpinCo Group (in the case of Parent or a member of its Group) (such Group’s, “Specified Confidential Information”) that is either in its possession (including such Specified Confidential Information in its possession prior to the Distribution) or furnished by the other Group or its respective Representatives at any time pursuant to this Agreement or any Ancillary Agreement, and shall not use any such Specified Confidential Information other than for such purposes as shall be expressly permitted hereunder or thereunder, except, in each case, to the extent that such Specified Confidential Information is: (i) in the public domain at the time it is received by the Parent Group, the SpinCo Group or any of their respective Representatives, as applicable; (ii) becomes public other than by reason of a disclosure in breach of this Section 6.09(a) by the Parent Group, the SpinCo Group or any of their respective Representatives, as applicable; (iii) was already in the possession of the Parent Group, the SpinCo Group or any of their respective Representatives, as applicable, lawfully and on a non-confidential basis prior to the time it was received by the Parent Group, the SpinCo Group or any of their respective Representatives, as applicable, (iv) was obtained by the Parent Group, the SpinCo Group or any of their respective Representatives, as applicable, from a third party which, to Parent’s or SpinCo’s knowledge, was not disclosed in breach of an obligation of such third party not to disclose such information or (v) was developed independently by or on behalf of the Parent Group, the SpinCo Group or their respective Representatives, as applicable, without using or referring to any of the disclosing Group’s Specified Confidential Information. Notwithstanding the foregoing, each of Parent and SpinCo may release or disclose, or permit to be released or disclosed, any such Specified Confidential Information of the other Group (A) to their respective Representatives who need to know such Specified Confidential Information (who shall be advised of the obligations hereunder with respect to such Specified Confidential Information), (B) to any nationally recognized statistical rating organization as it reasonably deems necessary, solely for the purpose of obtaining a rating of securities or other debt instruments upon normal terms and conditions, (C) if such Party or any other member of its Group is required or compelled to disclose any such Specified Confidential Information by judicial or administrative process (including any proceeding brought by a Governmental Authority) or by other requirements of Law or stock exchange rule, in each case, to the extent such Party is advised by counsel that it is advisable to do so, (D) as required in connection with any legal or other proceeding by one Party against the other Party or in respect of claims by one Party against the other Party brought in a proceeding, (E) as necessary in order to permit a Party to prepare and disclose its financial statements, Tax Returns or other required disclosures under applicable Law or in connection with the Distribution and (F) as necessary for a Party to enforce its rights or perform its obligations under this Agreement or any Ancillary Agreement; provided, however, that, with respect to clause (A) hereof: (1) such Representatives shall keep such Specified Confidential Information confidential and will not disclose such Specified Confidential Information to any other Person and (2) each Party agrees that it is responsible to the other Party for any action or failure to act that would constitute a breach or violation of this Section 6.09(a) by any such Representative; with respect to clause (B) hereof, the Party whose Specified Confidential Information is being disclosed or released to such rating organization is promptly notified thereof in writing in advance of such disclosure or release; with respect to public disclosures pursuant to clause (C) hereof, that the Party required to disclose such Specified Confidential Information gives the other Party a reasonable opportunity to review and comment on the portion of such disclosure containing or reflecting Specified Confidential Information prior to the disclosure thereof; and, in the case of disclosure required by judicial or administrative process pursuant to clause (C) hereof or disclosure pursuant to clause (D) hereof, that the Party required to disclose such Specified Confidential Information gives the other Party prompt and, to the extent reasonably practicable and legally permissible, prior notice of such disclosure and an opportunity to contest such disclosure and shall use reasonable best efforts to cooperate, at the expense of the requesting Party, in seeking any reasonable protective arrangements requested by such Party. In the event that such appropriate protective order or other remedy is not obtained, the Party that is required to disclose such Specified Confidential Information of the other Group shall furnish, or cause to be furnished, only that portion of such Specified Confidential Information that is legally required to be disclosed and shall use reasonable best efforts to ensure that confidential treatment is accorded such Specified Confidential Information.

(b)            Each Party acknowledges that it or other members of its Group may presently have and, after the Distribution, may gain access to or possession of confidential or proprietary Information of, or legally protected personal Information relating to, third parties: (i) that was received under confidentiality or non-disclosure agreements entered into between such third parties, on the one hand, and the other Party or members of such other Party’s Group, on the other hand, prior to the Distribution or (ii) that, as between the two Parties, was originally collected by the other Party or such other Party’s Group and that may be subject to and protected by privacy, data protection or other applicable Laws. Each Party agrees that it shall hold, protect and use, and shall cause the other members of its Group and direct its and their respective Representatives to hold, protect and use, in strict confidence the confidential and proprietary Information of, or legally protected personal Information relating to, third parties in accordance with privacy, data protection or other applicable Laws and the terms of any Contracts that were either entered into before the Distribution or affirmative commitments or representations that were made before the Distribution by, between or among the other Party or members of the other Party’s Group, on the one hand, and such third parties, on the other hand.

Section 6.10      Tax Information and Cooperation. Each of Parent and SpinCo shall reasonably cooperate and shall cause their respective Affiliates and Representatives to reasonably cooperate, in respect of the Distribution, in preparing and filing all Tax Returns relating to any Pre-Distribution Tax Period, including maintaining and making available to each other, and to any Governmental Authority as reasonably requested, their respective employees and all records reasonably necessary in connection with Taxes of the SpinCo Group and in resolving all Tax Contests relating to a Pre-Distribution Tax Period. Parent and SpinCo agree to use commercially reasonable efforts (i) to retain all books and records (or, in the alternative, to deliver such books and records to SpinCo) with respect to Tax matters pertinent to the SpinCo Group relating to any Tax period beginning before the Distribution Date until ninety (90) days after the expiration of the applicable statute of limitations and to abide by all record retention agreements entered into with any Governmental Authority and (ii) to allow the other Party and its Representatives, at times and dates mutually acceptable to the Parties, to inspect, review and make copies of such records as may be reasonably necessary or appropriate from time to time, such activities to be conducted during normal business hours and at such Party’s expense. The Party requesting such cooperation will bear the reasonable out-of-pocket costs of the other Party. In no event shall any Party be entitled to receive information under this Section 6.10 that does not relate solely to the SpinCo Assets, the SpinCo Employees or the SpinCo Group except that, in the case of Tax information relating in part to the SpinCo Group, a Party otherwise required to provide Tax information under this Section 6.10 shall use commercially reasonable efforts to provide such Tax information as relates solely to the SpinCo Assets, the SpinCo Employees or the SpinCo Group (which may include, to the extent commercially reasonable, redacted versions of such information that show solely the portions of the relevant materials that relate solely to the SpinCo Assets, the SpinCo Employees or the SpinCo Group).

ARTICLE VII

EMPLOYEE MATTERS

Section 7.01      Retention of Benefit Plans.

(a)            Retained Benefit Plans. Except as set forth in Section 7.02(d) or Section 8.03, Parent shall, or shall cause the other members of the Parent Group to, retain all Benefit Plans (and related trusts, if applicable), all Assets (including any insurance contracts, policies or other funding vehicles) and Liabilities relating to, arising out of or resulting from health and welfare coverage or other claims under the Benefit Plans whether arising before, at or after the Distribution Date, with such changes, modifications or amendments as may be required by applicable Law or to reflect the Spin-Off.

(b)            No Duplication or Acceleration of Benefits. No provision in this Agreement shall be construed to (i) create any right to accelerate vesting of distributions or entitlements under any Benefit Plan on the part of any Employee or Former Employee or (ii) limit the ability of Parent or any other member of the Parent Group or SpinCo or any other member of the SpinCo Group to amend, merge, modify, eliminate, reduce or otherwise alter in any respect any benefit under any Benefit Plan sponsored or maintained by a member of the Parent Group or a member of the SpinCo Group, respectively, or any trust, insurance policy or funding vehicle related thereto.

(c)            Beneficiaries. References to Parent Group Employees, Former Employees, SpinCo Employees, and current and former nonemployee directors of either Parent or SpinCo shall be deemed to refer to their beneficiaries, dependents, survivors and alternate payees, as applicable

Section 7.02      Employees.

(a)            Assignment and Transfer of Employees. Effective as of no later than the Distribution Effective Time, the applicable member of the Parent Group shall have taken such actions as are necessary to ensure that (i) each SpinCo Employee is employed by SpinCo as of immediately prior to the Distribution and (ii) each Employee not covered by Section 7.02(a)(i) is employed by a member of the Parent Group as of immediately prior to the Distribution. Each of the Parties agrees to execute, and to seek to have the applicable Employees execute, such documentation, if any, as may be necessary to reflect such assignment and/or transfer.

(b)            At-Will Status. Nothing in this Agreement shall create any obligation on the part of any member of the Parent Group or any member of the SpinCo Group to (i) continue the employment of any Employee or permit the return from a leave of absence for any period after the date of this Agreement (except as required by applicable Law) or (ii) change the employment status of any Employee from “at-will,” to the extent that such Employee is an “at-will” employee under applicable Law. Except as provided in this Agreement, this Agreement shall not limit the ability of any member of the Parent Group or any member of the SpinCo Group to change the position, compensation or benefits of any Employees for performance-related, business or any other reason.

(c)            Not a Change in Control or Termination of Employment or Service. The Parties acknowledge and agree that the Spin-Off and other transactions contemplated by this Agreement, and the assignment, transfer or continuation of the employment of Employees as contemplated by this Section 7.02, shall (i) not be deemed a “change in control,” “change of control,” or term of similar import for purposes of any Benefit Plan (including the Parent Awards) sponsored or maintained by any member of the Parent Group or any member of the SpinCo Group and (ii) not be deemed an involuntary termination of employment entitling any SpinCo Employee or Parent Group Employee to non-compete, severance, change in control or other payments or benefits (including under the Parent Awards) or the termination of service for any non-employee director.

(d)            Assignment by Parent and Assumption by SpinCo. Parent shall assign, or cause any other applicable member of the Parent Group to assign, to SpinCo all Individual Agreements relating to the SpinCo Employees set forth on Schedule 7.02(d) (collectively, the “SpinCo Individual Agreements”), with such assignment to be effective as of no later than the Distribution Effective Time. Effective as of the Distribution Effective Time, SpinCo shall assume the SpinCo Individual Agreements. Notwithstanding the foregoing, in lieu of such assignment, Parent may, or may cause any other applicable member of the Parent Group to, enter into amended and restated SpinCo Individual Agreements with SpinCo and the applicable SpinCo Employee to reflect the transfer of such SpinCo Employee to SpinCo.

Section 7.03      No Third-Party Beneficiaries. No current or former Employee, officer, director, or independent contractor or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement. Nothing in this Agreement is intended to amend any Benefit Plan or affect the applicable plan sponsor’s right to amend or terminate any Benefit Plan pursuant to the terms of such plan or arrangement.

ARTICLE VIII

EQUITY, INCENTIVE AND DIRECTOR COMPENSATION

Section 8.01      Generally. Each Parent Award that is outstanding as of immediately prior to the Distribution shall be adjusted as described below; provided, however, that if the Post-Separation Parent Stock Value is equal to or greater than the Pre-Separation Parent Stock Value, no adjustments shall be made to the outstanding Parent Awards. Prior to the Distribution, Parent shall take all necessary actions to cause the Company, as the sole stockholder of SpinCo, to approve the SpinCo Omnibus Plan. SpinCo agrees to file a registration statement on Form S-8 (and, solely with respect to SpinCo RSU Awards for which the underlying shares of SpinCo Common Stock are not eligible for registration on Form S-8, a registration statement on Form S-3 or Form S-1) with respect to, and to cause to be registered pursuant to the Securities Act of 1933, as amended (the “Securities Act”), the shares of SpinCo Common Stock authorized for issuance under the SpinCo Omnibus Plan, as required pursuant to the Securities Act, not later than the Distribution and in any event before the date of issuance of any shares of SpinCo Common Stock pursuant to the SpinCo Omnibus Plan.

Section 8.02      Equity Incentive Awards.

(a)            Option Awards. Each Parent Option Award that is outstanding as of immediately prior to the Distribution shall be converted, as of the Distribution Date, into a Post-Separation Parent Option Award and, except as otherwise provided in this Section 8.02(a), shall be subject to the same terms and conditions (including with respect to vesting and expiration) after the Distribution as applicable to such Parent Option Award immediately prior to the Distribution. From and after the Distribution (i) the number of shares of Parent Common Stock subject to such Post-Separation Parent Option Award shall be equal to the product obtained by multiplying (A) the number of shares of Parent Common Stock subject to the corresponding Parent Option Award immediately prior to the Distribution by (B) the Parent Ratio, rounded down to the nearest whole number of shares; and (ii) the per-share exercise price of such Post-Separation Parent Option Award shall be equal to the quotient obtained by dividing (A) the per share exercise price of the corresponding Parent Option Award as of immediately prior to the Distribution by (B) the Parent Ratio, rounded up to the nearest cent. Notwithstanding anything to the contrary in this Section 8.02(a), the exercise price and the number of shares of Parent Common Stock subject to each Post-Separation Parent Option Award, and the terms and conditions of exercise of such options, shall be determined in a manner consistent with the requirements of Section 409A of the Code.

(b)            RSU Awards. Each Parent RSU Award that is outstanding as of immediately prior to the Distribution shall be converted, as of the Distribution Date, into a Post-Separation Parent RSU Award and, except as otherwise provided in this Section 8.02(b), shall be subject to the same terms and conditions (including with respect to vesting) after the Distribution as were applicable to such Parent RSU Award immediately prior to the Distribution; provided, however, that from and after the Distribution Date, the number of shares of Parent Common Stock subject to such Post-Separation Parent RSU Award shall be equal to the product obtained by multiplying (A) the number of shares of Parent Common Stock subject to the corresponding Parent RSU Award immediately prior to the Distribution by (B) the Parent Ratio, rounded to the nearest whole number of shares.

(c)            Performance-Based RSU Awards. Each Parent Performance-Based RSU Award that is outstanding as of immediately prior to the Distribution shall be converted, as of the Distribution Date, into a Post-Separation Parent Performance-Based RSU Award and, except as otherwise provided in this Section 8.02(c), shall be subject to the same terms and conditions (including with respect to time-based and performance-based vesting) after the Distribution as were applicable to such Parent Performance-Based RSU Award immediately prior to the Distribution; provided, however, that from and after the Distribution Date, the target number of shares of Parent Common Stock subject to such Post-Separation Parent Performance-Based RSU Award shall be equal to the product obtained by multiplying (A) the target number of shares of Parent Common Stock subject to the corresponding Parent Performance-Based RSU Award immediately prior to the Distribution by (B) the Parent Ratio, rounded to the nearest whole number of shares.

(d)            Settlement, Delivery; Tax Withholding and Reporting.

(i)            After the Effective Time, Post-Separation Parent Option Awards, Post-Separation Parent Performance-Based RSU Awards, and Post-Separation Parent RSU, regardless of by whom held, shall be settled by Parent.

(ii)            Upon the vesting, payment or settlement, as applicable, of Post-Separation Parent Option Awards, Post-Separation Parent Performance-Based RSU Awards and Post-Separation Parent RSU Awards, Parent shall be responsible for ensuring the collection of applicable Tax withholding (in the case of a SpinCo Employee, solely to the extent that such award results in compensatory income to such individual that is subject to withholding), the withholding and remittance of the applicable employee-side employment Taxes and the payment and remittance of the applicable employer-side employment Taxes to the applicable Governmental Authority.

(iii)            After the Effective Time, Parent shall be responsible for all income Tax and employment Tax reporting in respect of Post-Separation Parent Option Awards, Post-Separation Parent Performance-Based RSU Awards and Post-Separation Parent RSU Awards.

(iv)            The Parties agree that they shall cooperate to avoid the duplication of any employment Taxes (such as social security Taxes) subject to an applicable wage base. The Parties will cooperate and communicate with each other and with third-party vendors to effectuate withholding, remittance and reporting of Taxes in a timely, efficient and appropriate manner.

Section 8.03      Non-Equity Incentive Practices and Plan.

(a)            Bonuses. SpinCo shall assume all Liabilities with respect to any bonuses that would otherwise be payable to SpinCo Employees for any performance periods that are open when the Distribution occurs and thereafter, and no member of the Parent Group shall have any obligations with respect thereto. The Parent Group shall retain all Liabilities with respect to any bonuses that would otherwise be payable to Parent Group Employees and Former Employees for any performance periods that are open when the Distribution occurs and thereafter, and none of SpinCo or any other member of the SpinCo Group shall have any obligations with respect thereto.

(b)            Other Cash Incentive Plans. No later than the Distribution Date, SpinCo shall assume as necessary any cash incentive plan for the exclusive benefit of SpinCo Employees, whether or not sponsored by SpinCo, and, from and after the Distribution Date, shall be solely responsible for all Liabilities thereunder. No later than the Distribution Date, the Parent Group shall continue to retain any cash incentive plan for the exclusive benefit of Parent Group Employees and Former Employees and, from and after the Distribution, shall be solely responsible for all Liabilities thereunder.

Section 8.04      Director Compensation. Parent shall be responsible for the payment of any fees for service on the Parent Board that are earned before, at or after the Distribution, and SpinCo shall not have any responsibility for any such payments. With respect to any SpinCo non-employee director, SpinCo shall be responsible for the payment of any fees for service on the SpinCo Board that are earned at any time after the Distribution, and Parent shall not have any responsibility for any such payments. For the avoidance of doubt, for any Dual-Role Director, Parent shall be responsible for the payment of such director’s fees in connection with such director’s service on the Parent Board before, on and after the Distribution Date, and SpinCo shall be responsible for the payment of such director’s fees in connection with such director’s service on the SpinCo Board on and after the Distribution Date.

ARTICLE IX

FURTHER ASSURANCES AND ADDITIONAL COVENANTS

Section 9.01      Further Assurances.

(a)            In addition to the actions specifically provided for elsewhere in this Agreement, but subject to the express limitations of this Agreement, each of the Parties shall, subject to Section 4.03, use reasonable best efforts, prior to, on and after the Distribution Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws and agreements to consummate, and make effective, the transactions contemplated by this Agreement.

(b)            Without limiting the foregoing, but subject to the express limitations and other provisions of this Agreement and of the Ancillary Agreements, prior to, on and after the Distribution Date, each Party shall cooperate with the other Parties, without any further consideration, but at the expense of the requesting Party: (i) to execute and deliver, or use reasonable best efforts to execute and deliver, or cause to be executed and delivered, all instruments, including any instruments of conveyance, assignment and transfer as such Party may reasonably be requested to execute and deliver by the other Parties; (ii) to deliver all required notices and make, or cause to be made, all filings with, and to obtain, or cause to be obtained, all Consents of any Governmental Authority or any other Person under any permit, license, Contract or other instrument; (iii) to obtain, or cause to be obtained, any Governmental Approvals or other Consents required to effect the Spin-Off; and (iv) to take, or cause to be taken, all such other actions as such Party may reasonably be requested to take by the other Parties from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement, the Ancillary Agreements and any transfers of Assets or assignments and assumptions of Liabilities hereunder and the other transactions contemplated hereby.

ARTICLE X

TERMINATION

Section 10.01      Termination. This Agreement may be terminated by Parent at any time, in its sole discretion, prior to the Distribution.

Section 10.02      Effect of Termination. In the event of any termination of this Agreement prior to the Distribution, neither Party (nor any other member of its Group or any of its directors or officers) shall have any Liability or further obligation to the other Party or any other member of its Group under this Agreement or the Ancillary Agreements.

ARTICLE XI

MISCELLANEOUS

Section 11.01      Counterparts; Entire Agreement; Corporate Power.

(a)            This Agreement may be executed in one or more counterparts, all of which counterparts shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Party. This Agreement may be executed by facsimile or PDF signature and scanned and exchanged by electronic mail, and such facsimile or PDF signature or scanned and exchanged copies shall constitute an original for all purposes.

(b)            This Agreement, the Ancillary Agreements and the Exhibits and Schedules hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties with respect to the subject matter hereof other than those set forth or referred to herein or therein.

(c)            Parent represents on behalf of itself and each other member of the Parent Group, and SpinCo represents on behalf of itself, as follows:

(i)            each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; and

(ii)            this Agreement and each Ancillary Agreement to which it is a party has been (or, in the case of any Ancillary Agreement, will be on or prior to the Distribution Date) duly executed and delivered by it and constitutes, or will constitute a valid and binding agreement of it enforceable in accordance with the terms hereof or thereof.

Section 11.02      Negotiation. In the event of any claim, controversy, demand or request for relief of any kind arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this Agreement or any Ancillary Agreement (other than the Management Agreement and the Letter Agreement) or otherwise arising out of or related to this Agreement or any such Ancillary Agreement or the transactions contemplated hereby or thereby, including any Action based on contract, tort, equity, statute, regulation or constitution (collectively, “Disputes”), the Party raising the Dispute shall give written notice of the Dispute (a “Dispute Notice”), and the executive officers designated by the Parties (or such other individuals designated by such executive officers) shall negotiate for a reasonable period of time to settle such Dispute; provided that such reasonable period shall not, unless otherwise agreed by the Parties in writing, exceed ninety (90) days (the “Negotiation Period”) from the time of receipt of the Dispute Notice; provided further, that in the event of any arbitration in accordance with Section 11.03, (x) the Parties shall not assert the defenses of statute of limitations, laches or any other defense, in each such case based on the passage of time during the Negotiation Period, and (y) any contractual time period or deadline under this Agreement or any such Ancillary Agreement relating to such Dispute occurring after the Dispute Notice is received shall not be deemed to have passed until such arbitration has been resolved. For the avoidance of doubt, any dispute or disagreement between the parties to the Management Agreement or the Letter Agreement arising out of or in connection with any term or provision thereof, the subject matter thereof, or the interpretation or enforcement thereof, shall be exclusively governed by the terms set forth in the Letter Agreement or the Management Agreement, as applicable.

Section 11.03      Arbitration.

(a)            Arbitration Procedures. If the Parties are unable to resolve the Dispute pursuant to Section 11.02, then the Parties shall submit the Dispute to final and binding arbitration in New York, New York, administered by Judicial Arbitration & Mediation Services (“JAMS”), or its successor, in accordance with the rules and procedures of JAMS then in effect. The Parties agree that any and all Disputes (which for purposes of this Section 11.03 will be deemed to include any action pursuant to the immediately preceding sentence) that are submitted to arbitration shall be decided by three (3) neutral arbitrators who are retired judges or attorneys licensed to practice law in New York who are experienced in complex commercial transactions. Each Party shall select one (1) arbitrator and those Party-selected arbitrators shall jointly select the third (3rd) arbitrator, who shall act as chair of the arbitral tribunal. If the Party-selected arbitrators are unable to select the third (3rd) arbitrator, JAMS shall designate the third (3rd) arbitrator. The Parties will cooperate with JAMS and with one another in selecting such arbitrators and in scheduling the arbitration proceedings in accordance with applicable JAMS procedures. The arbitration shall be conducted in accordance with the JAMS Comprehensive Rules. Any Party may commence the arbitration process called for in this Agreement by filing a written demand for arbitration with JAMS, with a copy to the other Party. The Parties agree that they will participate in the arbitration in good faith and the administrative costs and arbitrator’s fees associated with the arbitration shall be allocated to the Parties as determined by the arbitrators based upon the relative success (in terms of percentages) of each Party’s claim. For example, if Parent and SpinCo commence arbitration proceedings and the final determination by the arbitrators reflects a sixty (60)-forty (40) compromise of the Parties’ claims, the arbitrators would allocate expenses forty percent (40%) to the Party whose claim was determined to be sixty percent (60%) successful and sixty percent (60%) to the Party whose claims was determined to be forty (40%) successful; provided, however, that each Party participating in any arbitration proceedings will bear such Party’s own attorneys’ fees and costs associated with the arbitration, unless such Party is ordered to pay reasonable costs and expenses pursuant to the final determination by the arbitrators. The arbitral tribunal shall apply Delaware law without reference to conflicts of laws principles that would result in the application of the law of a jurisdiction other than Delaware. Any award issued as a result of such arbitration shall be final and binding among the Parties and shall be enforceable by any court having jurisdiction over such Party against whom enforcement is sought. The Parties expressly acknowledge and understand that by entering into this Agreement, each Party is waiving such Party’s respective rights to have any Dispute between the Parties adjudicated by a court or by a jury.

(b)            Confidentiality. Except as may be required by applicable Law or court order, the Parties agree to maintain confidentiality as to all aspects of any arbitration, including its existence and results, except that nothing herein shall prevent any Party from disclosing information regarding such arbitration for purposes of proceedings to enforce this clause or to enforce the award or for purposes of seeking provisional remedies from a court of competent jurisdiction. The Parties further agree to obtain the agreement of the arbitral tribunal to preserve the confidentiality of the arbitration.

(c)            Provisional Relief. By agreeing to arbitration, the Parties do not intend to deprive the Delaware Courts of their ability to issue any form of provisions remedy, including but not limited to a preliminary injunction or attachment in aid of the arbitration, or to order any appropriate interim or conservatory measure. A request for such provisional remedy or interim or conservatory measure by a Party to a Delaware Court shall not be deemed a waiver of this agreement to arbitrate.

Section 11.04      Specific Performance. Subject to Section 11.02 and Section 11.03, except as provided below, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any applicable Ancillary Agreement, the affected Party shall have the right to specific performance, declaratory relief and injunctive or other equitable relief (on a permanent, emergency, temporary, preliminary or interim basis) of its rights under this Agreement or any applicable Ancillary Agreement, in addition to any and all other rights and remedies at Law or in equity, and all such rights and remedies shall be cumulative. The other Party shall not oppose the granting of such relief on the basis that money damages are an adequate remedy. The Parties agree that the remedies at Law for any breach or threatened breach hereof, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at Law would be adequate is hereby waived. Any requirements for the securing or posting of any bond or similar security with such remedy are hereby waived. For the avoidance of doubt, the rights pursuant to this Section 11.04 shall be pursued in arbitration under Section 11.03.

Section 11.05      No Set-Off; Payments. Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement or as otherwise mutually agreed to in writing by the Parties, neither Party nor any member of such Party’s Group shall have any right of set-off or other similar rights with respect to (a) amounts payable pursuant to this Agreement or any Ancillary Agreement or (b) any other amounts claimed to be owed to the other Party or any member of its Group arising out of this Agreement or any Ancillary Agreement.

Section 11.06      Continuity of Service and Performance. Unless otherwise agreed in writing, the Parties shall continue to provide services and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of Section 11.02, Section 11.03 or Section 11.04 with respect to all matters not subject to such dispute resolution.

Section 11.07      Governing Law. This Agreement and any disputes relating to, arising out of or resulting from this Agreement, including to its execution, performance, or enforcement, shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.

Section 11.08      Assignability. Except as otherwise provided for in this Agreement, neither this Agreement nor any right, interest or obligation arising under this Agreement shall be assignable (including by means of a divisional or divisive merger or similar transaction), in whole or in part, directly or indirectly, by either Party without the prior written consent of the other Party, and any attempt to assign any rights, interests or obligations arising under this Agreement without such consent shall be void.

Section 11.09      Third-Party Beneficiaries. Except for the rights of the members of each Party’s Group as set forth herein, and for the indemnification rights under this Agreement of any Parent Indemnitee or SpinCo Indemnitee in his, her or its capacity as such, (a) the provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person except the Parties any rights or remedies hereunder and (b) there are no third-party beneficiaries of this Agreement and this Agreement shall not provide any third person with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

Section 11.10      Notices. All notices or other communications under this Agreement shall be in writing and shall be deemed to be duly given (a) when delivered in person, (b) on the date received, if sent by a nationally recognized delivery or courier service, (c) upon written confirmation of receipt after transmittal by electronic mail (followed by delivery of an original via overnight courier service) or (d) upon the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if sent by registered or certified mail, return receipt requested, postage prepaid and addressed as follows:

If to Parent, to:

CompoSecure, Inc.
309 Pierce Street
Somerset, NJ 08873
Attn:	Corporate Secretary
Email:	legal@composecure.com

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attn:	Scott A. Barshay
Laura C. Turano
Email:	sbarshay@paulweiss.com
lturano@paulweiss.com

If to SpinCo, to:

Resolute Holdings Management, Inc.
445 Park Avenue, Suite 5B
New York, NY 10022
Attn:	Thomas R. Knott
Email:

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attn:	Scott A. Barshay
Laura C. Turano
Email:	sbarshay@paulweiss.com
lturano@paulweiss.com

Either Party may, by notice to the other Party, change the address and identity of the Person to which such notices and copies of such notices are to be given. Each Party agrees that nothing in this Agreement shall affect the other Party’s right to serve process in any other manner permitted by Law (including pursuant to the rules for foreign service of process authorized by the Hague Convention).

Section 11.11      Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by an arbitrator or court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances, or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon any such determination, any such provision, to the extent determined to be invalid, void or unenforceable, shall be deemed replaced by a provision that such arbitrator or court determines is valid and enforceable and that comes closest to expressing the intention of the invalid, void or unenforceable provision.

Section 11.12      Publicity. Each of Parent and SpinCo shall consult with the other and shall, subject to the requirements of Section 6.09, provide the other Party the opportunity to review and comment upon any press releases or other public statements in connection with the Spin-Off or any of the other transactions contemplated hereby and any filings with any Governmental Authority or national securities exchange with respect thereto, in each case prior to the issuance or filing thereof, as applicable (including the Information Statement, the Parties’ respective Current Reports on Form 8-K to be filed on the Distribution Date, the Parties’ respective Quarterly Reports on Form 10-Q filed with respect to the fiscal quarter during which the Distribution Date occurs, or if such quarter is the fourth fiscal quarter, the Parties’ respective Annual Reports on Form 10-K filed with respect to the fiscal year during which the Distribution Date occurs (each such Quarterly Report on Form 10-Q or Annual Report on Form 10-K, a “First Post-Distribution Report”)). Each Party’s obligations pursuant to this Section 11.12 shall terminate on the date on which such Party’s First Post-Distribution Report is filed with the Commission.

Section 11.13      Expenses. Except as expressly provided in this Agreement or in any Ancillary Agreement, (a) all third-party fees, costs and expenses incurred by either Parent, any other member of the Parent Group or SpinCo in connection with effecting the Spin-Off prior to or on the Distribution Date will be borne and paid by Parent and (b) all third-party fees, costs and expenses incurred by either the Parent Group or the SpinCo Group in connection with effecting the Spin-Off following the Distribution Date, will be borne and paid by the Party incurring such fee, cost or expense. For the avoidance of doubt, this Section 11.13 shall not affect each Party’s responsibility to indemnify Parent Liabilities or SpinCo Liabilities, as applicable, arising from the transactions contemplated by the Distribution.

Section 11.14      Headings. The article, section and paragraph headings contained in this Agreement, including in the table of contents of this Agreement, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 11.15      Survival of Covenants. Except as expressly set forth in this Agreement, the covenants in this Agreement and the Liabilities for the breach of any obligations in this Agreement shall survive the Spin-Off and shall remain in full force and effect.

Section 11.16      Waivers of Default. No failure or delay of any Party (or the applicable member of its Group) in exercising any right or remedy under this Agreement or any Ancillary Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Waiver by any Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default.

Section 11.17      Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by any Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of each Party; provided that a Party may assign any or all of its rights, interests and obligations hereunder to any other member of such Party’s Group, so long as such assignee agrees pursuant to an agreement in writing reasonably satisfactory to the other Party to be bound by the terms of this Agreement as if named a “Party”; provided, further, that no assignment permitted by this Section 11.17 shall release the assigning Party from liability for the full performance of its obligations under this Agreement, unless agreed to in writing by the non-assigning Party. In the case of any assignment permitted by this Section 11.17, the assigning Party shall provide prompt written notice of such assignment to the non-assigning Party.

Section 11.18      Interpretation. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires. The terms “hereof,” “herein,” “herewith” and words of similar import, unless otherwise stated, shall be construed to refer to this Agreement as a whole (including all of the Schedules hereto) and not to any particular provision of this Agreement. Article, Section or Schedule references are to the Articles, Sections and Schedules of or to this Agreement unless otherwise specified. Any capitalized terms used in any Schedule to this Agreement or to any Ancillary Agreement but not otherwise defined therein shall have the meaning as defined in this Agreement or the Ancillary Agreement to which such Schedule is attached, as applicable. Any definition of or reference to any agreement, instrument or other document herein (including any reference herein to this Agreement) shall, unless otherwise stated, be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth therein, including in Section 11.17). The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. The word “or” shall not be exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” All references to “$” or dollar amounts are to the lawful currency of the United States of America. References herein to any Law shall be deemed to refer to such Law as amended, reenacted, supplemented or superseded in whole or in part and in effect from time to time and also to all rules and regulations promulgated thereunder. Except as expressly set forth in this Agreement, the Parties (or their respective Group members) shall make, or cause to be made, any payment that is required to be made pursuant to this Agreement as promptly as practicable and without regard to any local currency constraints or similar restrictions. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any provisions hereof.

[Remainder of page left intentionally blank; signature pages follow.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first noted above by their duly authorized representatives.

COMPOSECURE, INC.

By:
Name:
Title:

RESOLUTE HOLDINGS MANAGEMENT, INC.

By:
Name: